                                                                     EXHIBIT 2.1

                                   ***TEXT OMITTED AND FILED SEPARATELY WITH THE
                                             SECURITIES AND EXCHANGE COMMISSION.
                                          CONFIDENTIAL TREATMENT REQUESTED UNDER
                                                 17 C.F.R. SECTIONS 200.80(b)(4)
                                                                   AND 240.24b-2

================================================================================

                                                                  EXECUTION COPY

                          PRODUCT ACQUISITION AGREEMENT

                                 by and between

                      VALEANT PHARMACEUTICALS NORTH AMERICA

                                   (as buyer)

                                       and

                                 INTERMUNE, INC.

                                   (as seller)

================================================================================

                                November 28, 2005

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
ARTICLE I - DEFINITIONS                                                       1
   SECTION  1.1.     DEFINED TERMS                                            1
   SECTION  1.2.     CONSTRUCTION                                            12

ARTICLE II - THE TRANSACTION                                                 12
   SECTION  2.1.     TRANSFER OF PURCHASED ASSETS AND INVENTORY.             12
   SECTION  2.2.     EXCLUDED ASSETS.                                        13
   SECTION  2.3.     ASSUMED LIABILITIES                                     14
   SECTION  2.4.     EXCLUDED LIABILITIES.                                   14
   SECTION  2.5.     PURCHASE PRICE AND INVENTORY COST                       14
   SECTION  2.6.     RISK OF LOSS                                            15

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER                       16
   SECTION  3.1.     ORGANIZATION AND AUTHORITY                              16
   SECTION  3.2.     TITLE TO PURCHASED ASSETS AND INVENTORY                 16
   SECTION  3.3.     CONSENTS; NO VIOLATIONS.                                16
   SECTION  3.4.     REGULATORY APPROVALS.                                   17
   SECTION  3.5.     COMPLIANCE WITH LAWS AND LITIGATION.                    17
   SECTION  3.6.     NO  MATERIAL ADVERSE CHANGE.                            18
   SECTION  3.7.     CONTRACTS.                                              18
   SECTION  3.8.     INVENTORY AND RETURNS.                                  18
   SECTION  3.9.     TAX MATTERS                                             19
   SECTION  3.10.    INTELLECTUAL PROPERTY.                                  19
   SECTION  3.11.    PRODUCT RECORDS                                         21
   SECTION  3.12.    BROKERS, FINDERS, ETC                                   21
   SECTION  3.13.    FINANCIAL STATEMENTS.                                   21
   SECTION  3.14.    INSURANCE.                                              21
   SECTION  3.15.    SUFFICIENCY                                             22
   SECTION  3.16.    GOVERNMENT MULTI-PRODUCT CONTRACTS.                     22
   SECTION  3.17.    REGULATORY COMPLIANCE                                   23
   SECTION  3.18.    PRODUCT REGISTRATIONS.                                  24
   SECTION  3.19.    NO OTHER WARRANTIES                                     25
   SECTION  3.20.    ADEQUACY OF DISCLOSURE                                  25

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER                         25
   SECTION  4.1.     ORGANIZATION AND AUTHORITY                              25
   SECTION  4.2.     CONSENTS; NO VIOLATIONS.                                26
   SECTION  4.3.     BROKERS, FINDERS, ETC                                   26
   SECTION  4.4.     FINANCING                                               26
   SECTION  4.5.     LITIGATION                                              26

ARTICLE V - COVENANTS OF SELLER PRIOR TO CLOSING                             27
   SECTION  5.1.     ACCESS TO INFORMATION                                   27
   SECTION  5.2.     CONDUCT OF THE PRODUCT BUSINESS.                        27
   SECTION  5.3.     REQUIRED APPROVALS AND CONSENTS                         27
   SECTION  5.4.     NOTICE OF DEFAULT                                       27
   SECTION  5.5.     NO NEGOTIATION                                          28
   SECTION  5.6.     REASONABLE BEST EFFORTS                                 28
   SECTION  5.7.     TRANSITION ACTIVITIES.                                  28

ARTICLE VI - COVENANTS OF BUYER PRIOR TO CLOSING                             28
   SECTION  6.1.     REQUIRED APPROVALS AND CONSENTS                         28
   SECTION  6.2.     NOTICE OF DEFAULT                                       28
   SECTION  6.3.     REASONABLE BEST EFFORTS                                 29

ARTICLE VII - CLOSING AND TERMINATION                                        29
   SECTION  7.1.     CLOSING                                                 29
   SECTION  7.2.     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                        BUYER AND SELLER                                     29
   SECTION  7.3.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS             29
   SECTION  7.4.     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS            30
   SECTION  7.5.     CLOSING DELIVERIES.                                     31
   SECTION  7.6.     TERMINATION                                             32
   SECTION  7.7.     PROCEDURE AND EFFECT OF TERMINATION                     33

ARTICLE VIII - CERTAIN OTHER COVENANTS                                       33
   SECTION  8.1.     HSR FILINGS                                             33
   SECTION  8.2.     INVENTORY COST ADJUSTMENT                               34
   SECTION  8.3.     PRODUCT RETURNS, REBATES AND CHARGEBACKS                35
   SECTION  8.4.     TRANSITIONAL TRADEMARK LICENSE.                         38
   SECTION  8.5.     CUSTOMER BILLING                                        39
   SECTION  8.6.     COVENANT NOT TO COMPETE                                 39
   SECTION  8.7.     COOPERATION.                                            39
   SECTION  8.8.     CLINICAL TRIALS                                         40
   SECTION  8.9.     EMPLOYEES                                               40
   SECTION  8.10.    TAX MATTERS.                                            40
   SECTION  8.11.    NOTICE TO CUSTOMERS                                     42
   SECTION  8.12.    ASSISTANCE IN SUPPLY OF PRODUCT                         42
   SECTION  8.13.    ADVERSE EXPERIENCE REPORTS                              42
   SECTION  8.14.    REGULATORY MATTERS.                                     42
   SECTION  8.15.    DIFFERENTIATION OF PRODUCT                              43
   SECTION  8.16.    [***]                                                   43
   SECTION  8.17.    BOOKS AND RECORDS                                       44
   SECTION  8.18.    NON-EXCLUSIVE LICENSE                                   44
   SECTION  8.19.    ASSISTANCE REGARDING REQUIRED SEC
                        FINANCIAL DISCLOSURES                                44

ARTICLE IX - INDEMNIFICATION                                                 45
   SECTION  9.1.     SURVIVAL OF REPRESENTATIONS AND  WARRANTIES             45
   SECTION  9.2.     INDEMNIFICATION.                                        45
   SECTION  9.3.     INDEMNIFICATION PROCEDURES.                             47
   SECTION  9.4.     LIMITATIONS.                                            49
   SECTION  9.5.     RIGHT OF SETOFF                                         49

ARTICLE X - MISCELLANEOUS PROVISIONS                                         49
   SECTION  10.1.    CONFIDENTIALITY AND PUBLICITY.                          49
   SECTION  10.2.    NOTICES                                                 51
   SECTION  10.3.    MODIFICATION; WAIVER                                    52
   SECTION  10.4.    EXPENSES                                                52
   SECTION  10.5.    ENTIRE AGREEMENT                                        52
   SECTION  10.6.    ASSIGNMENT                                              53
   SECTION  10.7.    THIRD PARTIES                                           53
   SECTION  10.8.    WAIVER                                                  53
   SECTION  10.9.    SEVERABILITY                                            53
   SECTION  10.10.   GOVERNING LAW                                           53
   SECTION  10.11.   HEADINGS                                                53


                                      -ii-   ***CONFIDENTIAL TREATMENT REQUESTED

   SECTION  10.12.   EXECUTION IN COUNTERPARTS                               53
   SECTION  10.13.   FORCE MAJEURE                                           53
   SECTION  10.14.   RELATIONSHIP OF THE PARTIES                             54
   SECTION  10.15.   ARBITRATION                                             54

                          PRODUCT ACQUISITION AGREEMENT

     This PRODUCT ACQUISITION AGREEMENT (as amended from time to time, the "Agreement"), dated November 28, 2005 (the "Execution Date"), is made and entered into by and between VALEANT PHARMACEUTICALS NORTH AMERICA, a Delaware corporation (the "Buyer"), and INTERMUNE, INC., a Delaware corporation (the "Seller"). Buyer and Seller are sometimes collectively referred to herein as the "Parties" and separately as a "Party."

                                    RECITALS

     WHEREAS, Seller is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology;

     WHEREAS, Buyer is a global, research-based, specialty pharmaceutical company that discovers, develops, manufactures and markets pharmaceutical products, primarily in the areas of neurology, dermatology and infectious disease;

     WHEREAS, Seller has determined that the sale of certain products and product related rights at this time is consistent with its current business strategy;

     WHEREAS, Buyer has determined that the acquisition of those certain products and product related rights at this time is consistent with its current business strategy; and

     WHEREAS, Seller desires to sell such products and product related rights to Buyer, and Buyer desires to purchase such products and product related rights from Seller, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

                            ARTICLE I -- DEFINITIONS

     SECTION 1.1. DEFINED TERMS. For the purposes of this Agreement, the following words and phrases shall have the following meanings whether in the singular or the plural:

     "Affiliate" shall mean any Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, "control" shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote for the election of directors or otherwise having the power to vote on or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities.

     "AGHC Trial" shall mean the AGHC-002 (IND #11,599) Phase 2, randomized, dose-ranging, open label study of safety and tolerability of consensus interferon-alpha (CIFN) plus interferon gamma-1b (IFN-y 1b) with or without Ribavirin (RBV) in the treatment of patients with chronic Hepatitis C who are nonresponders to pegylated-interferon-a (2a or 2b) plus RBV.

     "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

     "Amgen" means Amgen Inc.

     "Amgen Agreements" means the Amgen License Agreement, Amgen Assignment, Assumption and Consent Agreement, and Amgen Quality Agreement.

     "Amgen Assignment, Assumption and Consent Agreement" means the Assignment, Assumption and Consent Agreement, dated June 15, 2001, by and among Amgen, InterMune, and Yamanouchi Europe, B.V.

     "Amgen Consent" means that certain consent, in the form agreed upon by Buyer and Seller on or prior to the date hereof, to be executed by Amgen, Buyer and Seller pursuant to which Amgen consents to Seller assigning to Buyer the Amgen Agreements.

     "Amgen License Agreement" shall mean that certain License and Commercialization Agreement, dated June 15, 2001, by and between Amgen, Inc. and Seller, as amended from time to time, including but not limited to that certain Amendment No. 1, dated April 24, 2002, that certain Amendment Number 2, dated December 31, 2004, and that certain Amendment No. Three, dated January 13, 2005.

     "Amgen License Rights" shall mean all of the rights of Seller, including but not limited to Seller's rights as licensee and sublicensee, under the Amgen License Agreement.

     "Amgen Quality Agreement" means the Quality Agreement, dated March 22, 2002, between Amgen and Seller.

     "Ancillary Agreements" shall have the meaning set forth in Section 7.3(g).

     "Applicable Law" shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents, injunctions, awards, judgments, and permits and licenses of or from Governmental Authorities relating to or governing the use or regulation of the subject item, including, where applicable, Tax Law.

     "Asset Acquisition Statement" shall have the meaning set forth in Section 8.10(a).

     "Assumed Liabilities" shall mean the Liabilities set forth in Section 2.3.

     "Basket" shall have the meaning set forth in Section 9.4(a).

     "BI Austria" means Boehringer Ingelheim Austria GmbH.

     "BI Austria Agreement" means that certain Data Transfer, Clinical Trial and Market Supply Agreement, dated November 3, 2005, by and between BI Austria and Seller, as amended from time to time

     "Bill of Sale" shall have the meaning set forth in Section 7.5(a)(i).

     "BLA" means the application for Infergen prepared pursuant to applicable FDA Regulations and filed with the FDA for authorization to market Infergen within the United States.

     "Business Day" means a day, which is not a Saturday, a Sunday, or a statutory holiday in the United States.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Indemnitee" shall have the meaning set forth in Section 9.2(a).

     "Buyer Labeling" means the printed labels, labeling and packaging materials, including printed carton, container labels and package inserts, used by Buyer and bearing Buyer's name for, or in connection with, packaging of Infergen.

     "Buyer Losses" shall have the meaning set forth in Section 9.2(a).

     "Buyer Proprietary Information" shall have the meaning set forth in Section 10.1(b).

     "Buyer's Closing Certificate" shall have the meaning set forth in Section 7.4(c).

     "Cap" shall have the meaning set forth in Section 9.4(a).

     "Cardinal Health Acknowledgement" means that certain written acknowledgement from Cardinal Health, in form and substance reasonably acceptable to Buyer, pursuant to which Cardinal Health shall acknowledge and agree to continue to provide to Seller, for the benefit of Buyer, through ninety days following the Closing, the same services, including but not limited to inventory storage, distribution, accounts payable and accounts receivable services, at the same cost as Cardinal Health is currently providing to Seller under that certain Distribution Services Agreement, dated January 15, 1999.

     "Chargeback Claims" shall have the meaning set forth in Section 8.3(d).

     "Clinical Trials" shall mean, collectively, the IRHC-001 Trial, the IRHC-002 Trial, the IRHC-003 Trial, and the IST Trials.

     "Clinical Trial Inventory" shall mean the pharmaceutical products listed on
Schedule 1.1, being the pharmaceutical products held in inventory, estimated as of [***], by Seller for use by Seller in the Clinical Trials and transferred to Buyer on the Closing Date in accordance with Section 2.1(d); provided, however, that Clinical Trial Inventory shall not include such amounts of pharmaceutical products as required by Seller to complete the AGHC Trial.

     "Closing" shall have the meaning set forth in Section 7.1.

     "Closing Date" shall have the meaning set forth in Section 7.1.

     "Closing Payment" shall have the meaning set forth in Section 2.5(a).

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall have the meaning set forth in Section
10.1.

     "Contract" shall mean any agreement, contract, lease, consensual obligation, promise, or undertaking (whether written or oral), to which Seller is a party that relates exclusively to the Product, the Product Business, the Purchased Assets, or the Assumed Liabilities, or which are necessary for the conduct of the Product Business as conducted by the Seller.

     "Effective Time" shall have the meaning set forth in Section 7.1.

     "Encumbrance" shall mean claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, assessments, prior assignments, title retention agreements, conditional sales agreements, indentures, deeds of trust, leases, levys or security agreements of any kind whatsoever imposed upon the subject property or item.

     "Estimated Inventory Cost" shall have the meaning set forth in Section 8.2(b).

     "Estimated Inventory Statement" shall have the meaning set forth in Section 8.2(a).

     "Execution Date" shall mean the date set forth in the first paragraph of this Agreement.

     "Excluded Assets" shall mean all assets and properties of Seller, other than the Purchased Assets, Other Intellectual Property, Inventory (subject to the Inventory Cap), and Clinical Trial Inventory.

     "Excluded Intellectual Property" shall mean all Intellectual Property owned or controlled by Seller other than the Product Intellectual Property and the Other Intellectual Property.


                                      -4-    ***CONFIDENTIAL TREATMENT REQUESTED

     "Excluded Liabilities" shall mean all Liabilities or obligations of Seller (other than the Assumed Liabilities), including any obligation or Liability of Seller created as a result of this Agreement and those items set forth on
Schedule 2.4(a).

     "FDA" means the United States Food and Drug Administration.

     "FSS" shall have the meaning set forth in Section 8.3(d).

     "Government Multi-Product Contracts" means all written contracts or agreements by which Seller dispenses Infergen through a government agency, together with other pharmaceutical products of Seller.

     "Governmental Authority" means the government of the applicable country in the Territory and any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

     "HSR Act" shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnification Claim Notice" shall have the meaning set forth in Section 8.2(b).

     "Indemnified Party" shall have the meaning set forth in Section 8.2(b).

     "Indemnifying Party" shall have the meaning set forth in Section 8.2(b).

     "Indemnitee(s)" shall mean either a Buyer Indemnitee or Seller Indemnitee, as the case may be.

     "Infergen" shall mean the finished pharmaceutical product containing interferon alfacon-1 in the formulation sold by Seller under the trademark Infergen(R) prior to the Closing.

     "Instruments of Transfer" shall mean such instruments and documents in addition to the Ancillary Agreements that are necessary pursuant to Applicable Law to effectuate and consummate the transactions contemplated hereby, including, bills of sale, assumption agreements, assignment and assumption of contracts and other conveyance documents in the forms agreed-upon in good faith by the Parties.

     "Intellectual Property" shall mean all domestic and foreign (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, internet domains and URLs, and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works;
(iv) trade secrets, technology, discoveries and improvements, know how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

     "Inventory" shall mean the Infergen owned or controlled by Seller for Seller's marketing and sale in the Territory, which (i) are in finished dosage form, including Seller's trade dress, (ii) are of a quality usable and salable in the ordinary course of business, (iii) comprise unsold lots, and (iv) as of the Closing Date, have at least two-thirds of their shelf life remaining. For the avoidance of doubt, for purposes of this Agreement, unless otherwise expressly stated herein, the term "Inventory" shall not include (and, among other things, Buyer shall not be required to purchase pursuant hereto) the Clinical Trial Inventory or any Infergen which does not satisfy all of the foregoing conditions. For the avoidance of doubt, for purposes of this Agreement, the term "Inventory" shall include Infergen held in inventory by Seller and acquired by Seller from Amgen under Purchase Order No. 6273; provided, that such Infergen otherwise satisfies all of the conditions of subparagraphs (i)-(iv) above and is subject to the Inventory Cap, all as otherwise provided in this Agreement.

     "Inventory Cap" shall have the meaning set forth in Section 2.1(b).

     "Inventory Cost" shall have the meaning set forth in Section 8.2(b).

     "Inventory Statement" shall have the meaning set forth in Section 8.2(b).

     "IP Assignment" shall have the meaning set forth in Section 7.5(a)(i).

     "IRHC-001 Trial" means the randomized, open-label, phase III investigational research study (identified as IRHC-001) designed by and initiated by Seller as of the date hereof to evaluate the safety and efficacy of daily administration of Infergen plus ribavirin versus no treatment in patients infected with the hepatitis C virus (HCV) who have not responded to previous combination therapy with pegylated interferon alfa plus ribavirin.

     "IRHC-002 Trial" means the randomized, open-label phase III investigational research study (identified as IRHC-002) designed by and initiated by Seller as of the date hereof to evaluate the safety and efficacy of two dose levels of daily Infergen plus ribavirin in patients infected with the hepatitis C virus
(HCV) who failed to achieve virologic response after previous pegylated interferon alfa plus ribavirin therapy and during at least 24 weeks of no treatment in the IRHC-001 Trial.

     "IRHC-003 Trial" means the single arm study of daily Infergen plus ribavirin in patients infected with the hepatitis C virus (HCV) as designed and presented in the briefing package prepared and submitted to FDA on September 22, 2005 in connection with a meeting with the Division of Antiviral Drug Products held on October 24, 2005.

     "IRS" means the United States Internal Revenue Service.

     "IST Trials" means all investigator-sponsored trials with respect to Infergen as set forth on Section 3.17(j) of the Seller Disclosure Schedule.

     "Knowledge of the Buyer" or "to Buyer's Knowledge" or any similar such statement shall mean that an executive officer or director of Buyer, or a key employee of Buyer directly involved on behalf of Buyer in the transactions contemplated herein, either (i) has or had actual knowledge of a fact or matter, or (ii) could reasonably be expected to have become aware of the fact or matter had he or she conducted a reasonable investigation regarding the accuracy of the subject representation or warranty.

     "Knowledge of the Seller" or "to Seller's Knowledge" or any similar such statement shall mean that an executive officer or director of Seller, or a key employee of Seller directly involved in the Product Business, either (i) has or had actual knowledge of a fact or matter, or (ii) could reasonably be expected to have become aware of the fact or matter had he or she conducted a reasonable investigation regarding the accuracy of the subject representation or warranty.

     "Liability" shall mean, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.

     "Material Adverse Change" means any change, event or occurrence that has, or has had, or is reasonably likely to have, a Material Adverse Effect; provided, however, that for purposes hereof, the commencement of, threatened commencement of, or announced intention to commence any action or investigation of the Product Business prior to the Closing by the U.S. Department of Justice, the Office of the Inspector General, or any other Governmental Authority shall constitute a Material Adverse Change.

     "Material Adverse Effect" means a material adverse effect upon (i) the business, financial condition or results of operations of the Product Business or the Purchased Assets, or (ii) the ability of a Party to consummate the transactions contemplated by this Agreement, other than (a) any change, effect, event or condition that arises from changes in general economic conditions or conditions affecting the pharmaceutical industry generally, or (b) such changes, events or conditions resulting from the announcement of, or the consummation of, the transactions contemplated hereby.

     "Material Consents" shall have the meaning set forth in Section 7.3(c).

     "Nektar Agreements" means the (i) Development, Licensing and Manufacturing Agreement dated as of June 20, 2002 by and between Seller and Nektar Therapeutics (successor-in-interest to Shearwater Corporation) and (ii) Collaborative Research Agreement dated as of December 19, 2001 by and between Seller and Nektar Therapeutics (successor-in-interest to Shearwater Corporation).

     "[***]" shall have the meaning set forth in Section 8.16(a).

     "[***]" shall have the meaning set forth in Section 8.16(a).

     "[***]" shall have the meaning set forth in Section 8.16(b).

     "Other Intellectual Property" shall mean the Intellectual Property listed on Schedule 2.1(c), being that certain Intellectual Property owned by Seller as of the Execution Date that is not included within the Purchased Assets but that will be conveyed to Buyer as of the Effective Time in accordance with Section 2.1(c).

     "Party" or "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

     "Permitted Encumbrances" means (i) the Encumbrances and exceptions set forth in Section 3.2 of the Seller Disclosure Schedule, and (ii) liens imposed by any Governmental Authority for Taxes not yet due and payable, or for Taxes that Seller is contesting in good faith.

     "Person" shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

     "Prime Rate" shall mean the rate of interest that Citibank N.A. lists as its prime lending rate on the last day of the applicable calendar quarter, or if such rate is not available, the prime lending rate listed in the New York City, USA version of The Wall Street Journal on the last day of the applicable calendar quarter.


                                      -8-   ***CONFIDENTIAL TREATEMENT REQEUSTED

     "Product" shall mean any finished pharmaceutical product containing interferon alphacon-1, including Infergen.

     "Product Business" shall mean the manufacturing, using, developing, promoting, selling, offering to sell, or importing of Infergen for sale in the Territory as currently being conducted by Seller; provided, however, that Product Business shall not include the development of Infergen in combination with Actimmune.

     "Product Copyrights" means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the copyrights (whether or not registered) and registrations and applications for registration or renewals thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and all goodwill associated therewith listed on Section 3.10(b)(iii) of the Seller Disclosure Schedule.

     "Product Domains" means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the internet domains and URLs in the Territory, listed on Section 3.10(b)(iv) of the Seller Disclosure Schedule.

     "Product Intellectual Property" shall mean the Amgen License Rights, Product Copyrights, Product Domains, Product Know-How, Product Patents, Product Trademarks, and Product Trade Dress, listed on Sections 3.10(b)(i) to (iv) of the Seller Disclosure Schedule.

     "Product Know How" means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, including as developed in connection with the Clinical Trials, the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a patent or of a provisional or filed patent application.

     "Product Patents" means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors' certificates, pediatric data package exclusivity extensions, divisions, re-filings, continuations and continuations-in-part thereof, or the like) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor), listed on Section 3.10(b)(i) of the Seller Disclosure Schedule.

     "Product Records" shall mean all files, documents, instruments, papers, books and records owned or controlled by Seller, whether in electronic or tangible form, to the extent relating to the Product Business, including any pricing lists, customer lists, vendor lists, financial data, research and development files, marketing materials (if any), regulatory files, adverse event reports and files, clinical studies and all documentation relating to the Product Intellectual Property, but excluding any such items to the extent that any Applicable Law prohibits their transfer. Notwithstanding the foregoing, prior to delivering or making the Product Records available to Buyer, Seller shall be entitled to redact from the Product Records any information that does not relate exclusively to the Product Business.

     "Product Registrations" shall mean all applications (including the BLA), new drug applications, abbreviated new drug applications, new drug submissions, and any comparable applications and submissions, together with any and all supplements or modifications or amendments thereto, whether existing, pending, withdrawn or in draft form, together with all correspondence to or from any Governmental Authority with respect thereto, prepared and submitted to any Governmental Authority in the Territory with respect to Infergen.

     "Product Returns" shall have the meaning set forth in Section 8.3(a).

     "Product Trade Dress" means, as owned, licensed or controlled by Seller, the trade dress, logos and designs exclusively related to the Product Business, listed on Section 3.10(b)(ii) of the Seller Disclosure Schedule.

     "Product Trademarks" means, as owned, licensed or controlled by Seller and exclusively related to the Product Business, the trademarks, service marks, logos, slogans and trade names (whether or not registered), in the Territory, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, listed on Section 3.10(b)(ii) of the Seller Disclosure Schedule.

     "Promotional Materials" shall mean, to the extent exclusively related to the Product Business, all advertising, promotional, selling and marketing materials in written or electronic form existing as of the Closing and owned or controlled and in the possession of Seller.

     "Purchased Assets" shall mean, collectively, the Contracts, Regulatory Approvals, Promotional Materials, Product Records and the Product Intellectual Property.

     "Purchase Price" shall have the meaning set forth in Section 2.5.

     "Regulatory Approvals" shall mean, as exclusively related to Infergen in the Territory and/or Seller's operation of the Product Business, all material permits, licenses, certificates, approvals, Product Registrations, filings and authorizations issued by any Governmental Authority to Seller or its representatives.

     "Returns" means all returns (including information returns), declarations, reports, statements, schedules, notices, forms, declarations and other documents or information filed with or submitted to, or required under a Tax Law to be filed with or submitted to a Governmental

Authority in respect of Taxes or any Tax Law relating to any Tax (and "Return" means any one of the foregoing Returns).

     "Schedules" shall refer to the schedules to this Agreement which are hereby incorporated by reference into this Agreement.

     "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

     "Seller Disclosure Schedule" shall have the meaning set forth in the first paragraph of Article III.

     "Seller Indemnitee" shall have the meaning set forth in Section 9.2(b).

     "Seller Losses" shall have the meaning set forth in Section 9.2(b).

     "Seller Marks" shall mean all Trademarks and trade dress owned, licensed or controlled by Seller, aside from the Product Trademarks and Product Trade Dress, that are used in connection with the Product Business and the Assumed Liabilities as of the Execution Date.

     "Seller Proprietary Information" shall have the meaning set forth in
Section 10.1(c).

     "Seller's Closing Certificate" shall have the meaning set forth in Section 7.3(e).

     "Statement of Allocation" shall have the meaning set forth in Section 8.10(a).

     "[***]" means, in an [***], the [***] with [***] by both [***] at [***].

     "Taxes" means, with respect to the Territory, all federal, state, local, foreign and other income, net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, employees' income withholding, foreign or domestic withholding, unemployment, disability, excise, severance, stamp, value added, occupation, premium, property (including, real property and personal property taxes and any assessments, special or otherwise), environmental, windfall profits, customs, duties or other taxes, fees, assessments, levies, tariffs, or charges of any kind that are in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and "Tax" means any one of the foregoing Taxes).

     "Tax Law" means, with respect to the Territory, a statute, law, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

     "Termination Notice" shall have the meaning set forth in Section 8.16(c).


                                      -11-   ***CONFIDENTIAL TREATMENT REQUESTED

     "Territory" means the United States of America, Canada and their respective territories and possessions.

     "Third Party" shall mean any Person other than Buyer or Seller, or an Affiliate of either of them.

     "Trademarks" means all trademarks, service marks, logos, slogans and trade names (whether or not registered), in the Territory, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.

     "Transfer Taxes" shall have the meaning set forth in Section 8.10(b).

     "Treasury Regulations" shall mean the income tax regulations issued under the Code.

     "Valid Claim" shall mean shall mean a claim in any (i) unexpired and issued patent in the Product Patents rights that has not been (a) held permanently revoked, unenforceable or invalid by a final unappealable decision of a court or government agency of competent jurisdiction over such claim or (b) admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise, or (ii) pending patent application in the Product Patents rights that has been on file with the applicable patent office for not more than five (5) years and for which there has been reasonably consistent activity to advance to issuance of a patent.

     SECTION 1.2. CONSTRUCTION. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) "dollars" refers to U.S. dollars; (c) words using the singular or plural number also include the plural or singular number, respectively; (d) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (e) the terms "Article," "Section" or "Exhibit" refer to the specified Article, Section or Exhibit of this Agreement; and (f) the term "including" or any variation thereof means "including without limitation" or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, unless otherwise expressly stated.

                          ARTICLE II -- THE TRANSACTION

     SECTION 2.1. TRANSFER OF PURCHASED ASSETS, INVENTORY, OTHER INTELLECTUAL PROPERTY AND CLINICAL TRIAL INVENTORY.

          (a) Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in reliance upon the representations, warranties and covenants contained herein and in consideration of the Purchase Price paid to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase, take delivery of and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets.

          (b) Purchase and Sale of Inventory. At the Effective Time, on the terms and subject to the conditions hereof and in reliance upon the representations, warranties and covenants contained herein and in consideration of the Inventory Cost paid to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase and acquire from Seller, all of Seller's right, title and interest in and to the Inventory; provided, however, Buyer shall only be required to purchase up to $6.5 million of Inventory hereunder (the "Inventory Cap") and Seller shall retain all Inventory (other than the Clinical Trial Inventory) in excess of the Inventory Cap.

          (c) Transfer of Other Intellectual Property. At the Effective Time, on the terms and subject to the conditions hereof, Seller shall convey, transfer, assign and deliver to Buyer, at no additional cost to Buyer, and Buyer shall acquire from Seller, all of Seller's rights, title, and interest in and to the Other Intellectual Property. Notwithstanding the foregoing, Buyer hereby grants Seller a non-exclusive, fully paid-up and royalty free license to the Other Intellectual Property solely for activities permitted by Section 8.6 of this Agreement. If Buyer elects to prosecute the Other Intellectual Property, Buyer will assume responsibility for such prosecution and will promptly provide Seller with copies of official prosecution correspondence and provide Seller with reasonable time to consider and comment upon prosecution strategy, such comments to be considered by Buyer in good faith. In the event Buyer decides to abandon any patent or patent application included in the Other Intellectual Property, Buyer will give Seller at least thirty (30) days prior written notice to decide whether or not Seller wishes to assume responsibility for such patent or patent application, in which case Buyer shall assign and transfer such patent or patent application back to Seller.

          (d) Transfer of Clinical Trial Inventory. At the Effective Time, on the terms and subject to the conditions hereof, Seller shall convey, transfer, assign and deliver to Buyer, at no additional cost to Buyer, and Buyer shall acquire from Seller, all of Seller's rights, title, and interest in and to the Clinical Trial Inventory. On the weekend immediately preceding the Closing Date, Seller shall temporarily halt the use of pharmaceutical products to be used by Seller in the Clinical Trials, in order to allow Seller to conduct a review of those of its locations at which pharmaceutical products used by Seller in the Clinical Trials are located in order to determine the exact quantities of Clinical Trials Inventory that will be transferred to Buyer hereunder, and Seller shall provide Buyer with an itemized list of the Clinical Trials Inventory the next Business Day.

     SECTION 2.2. EXCLUDED ASSETS.

          (a) Excluded Assets. The Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering, assigning any rights whatsoever to the Excluded Assets to Buyer, and Buyer is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from Seller.

          (b) Excluded Intellectual Property. Buyer expressly acknowledges it is not acquiring any rights whatsoever to the Excluded Intellectual Property, including the "InterMune" name or any variations and derivatives thereof and any other logos or trademarks of Seller not included in the Product Intellectual Property, or the Other Intellectual Property, other than the limited rights to use the Seller Marks for the limited transition period pursuant to the provisions of Section 8.4 and other than as specifically provided in Section 8.18.

     SECTION 2.3. ASSUMED LIABILITIES. As of the Effective Time, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the "Assumed Liabilities"):

          (a) Any Liability arising after the Effective Time under any Contract listed on Schedule 2.3(a) (other than any Liability arising out of or relating to a breach of such Contract which occurred prior to the Effective Time);

          (b) Any Liability arising after the Effective Time under any Contract which was entered into by Seller after the Execution Date in accordance with the provisions of Section 5.2 (other than any Liability arising out of or relating to a breach of such Contract which occurred prior to the Effective Time); and

          (c) Any other Liability specifically set forth on Schedule 2.3(c) hereto.

For avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Buyer as they may occur and/or exist after the Effective Time solely by virtue of Buyer's ownership of the Purchased Assets or operation of the Product Business, but rather, this Section 2.3 is solely intended to identify and provide for the assumption by Buyer of those Liabilities of Seller that are specifically assumed by Buyer hereunder and which, but for such assumption, would remain Liabilities of Seller.

     SECTION 2.4. EXCLUDED LIABILITIES.

          (a) The Parties hereby acknowledge and agree that, other than the Assumed Liabilities, Buyer shall not be responsible for, assume, or be obligated to pay, perform or otherwise discharge any Liabilities of Seller, whether or not related to the Product Business, including any Excluded Liabilities as set forth on Schedule 2.4(a). The Parties acknowledge that in no event shall the foregoing sentence be construed to limit Buyer's obligations under Article IX.

          (b) The Parties hereby acknowledge and agree Seller shall not be responsible for, assume, or be obligated to pay, perform or otherwise discharge any obligations or liabilities of Buyer. The Parties acknowledge that in no event shall the foregoing sentence be construed to limit Seller's obligations under Article IX.

     SECTION 2.5. PURCHASE PRICE AND INVENTORY COST. In addition to the assumption by Buyer of the Assumed Liabilities pursuant to Section 2.3, Buyer will pay to Seller (x) the payments set forth in Section 2.5(a) to 2.5(e) below for the Purchased Assets (the "Purchase Price"), and (y) the Inventory Cost for the Inventory, as follows:

          (a) On the Closing Date, Buyer (or its Affiliates) will transfer to Seller in accordance with the written instructions provided to Buyer by Seller,
(i) One Hundred Thirteen

Million Five Hundred Thousand Dollars ($113,500,000) (the "Closing Payment"), plus (ii) the Estimated Inventory Cost for the Inventory. Thereafter, the final Inventory Cost will be determined and a final reconciliation payment with respect thereto will be made in accordance with Section 8.2;

          (b) Buyer will transfer to Seller in accordance with the written instructions provided to Buyer by Seller, a one time cash milestone payment of Five Million Dollars ($5,000,000) within five (5) Business Days of the completion of the key tables and listings generated from the locked clinical database following the last patient visit in the IRHC-001 Trial;

          (c) Buyer will transfer to Seller in accordance with the written instructions provided to Buyer by Seller, a one time cash milestone payment of Ten Million Dollars ($10,000,000) within five (5) Business Days of [***] of a [***] to the [***] of [***] in [***] with [***]; provided, however, that if [***] has not [***], in lieu of such $10 million milestone payment, a one-time cash milestone payment will be paid no later than January 15, 2010 as follows:

          (i) if, upon completion of the IRHC-001 Trial, the [***] in [***] of the IRHC-001 Trial is [***] or [***] ([***]%), Buyer will have no obligation to pay a milestone payment pursuant to this Section 2.5(c);

          (ii) if, upon completion of the IRHC-001 Trial, the [***] the [***] of [***] of the IRHC-001 Trial is [***] or [***] ([***]%) but [***] ([***]%),
     the cash milestone payment will equal Five Million Dollars ($5,000,000);

          (iii) if, upon completion of the IRHC-001 Trial, the [***] the [***] of [***] of the IRHC-001 Trial is [***] or [***] ([***]%) but [***]
     ([***]%), the cash milestone payment will equal Ten Million Dollars ($10,000,000); and

          (iv) if, upon completion of the IRHC-001 Trial, [***] the [***] of [***] of the IRHC-001 Trial is [***] or [***] ([***]%), the cash milestone payment will equal Fifteen Million Dollars ($15,000,000).

          (d) Buyer will transfer to Seller in accordance with the written instructions provided to Buyer by Seller, a one time cash milestone payment of Two Million Euros (E2,000,000) on January 15, 2007 in connection with the [***] of the [***].

     SECTION 2.6. RISK OF LOSS. Until the Effective Time, any loss of or damage to the Purchased Assets, and Inventory from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets, and Inventory shall be transferred to Buyer. After the Effective Time, Buyer shall bear all risk of loss associated with the Purchased Assets and Inventory and shall be solely responsible for


                                      -15-   ***CONFIDENITAL TREATMENT REQUESTED
procuring adequate insurance to protect the Purchased Assets and Inventory against any such loss.

             ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that the following representations and warranties are true and correct as of the Execution Date and shall be reaffirmed at Closing pursuant to Section 7.3(a), subject in each case to the attached disclosure schedules supplied by Seller to Buyer and dated as of the date hereof (the "Seller Disclosure Schedule ") and provided that each exception set forth in such Seller Disclosure Schedule shall be deemed to qualify only such representation and warranty that is specifically identified (by cross reference or otherwise) in any specific section of the Seller Disclosure Schedule.

     SECTION 3.1. ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Seller has all corporate power and corporate authority necessary to own its assets and carry on the Product Business as currently being conducted by Seller. This Agreement and the Ancillary Agreements are the valid and legally binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

     SECTION 3.2. TITLE TO PURCHASED ASSETS AND INVENTORY. Seller has good and marketable title to the Purchased Assets and Inventory free and clear of any Encumbrances, except for the Permitted Encumbrances. Seller has not received any notice of any adverse claims of ownership to or right to use the Purchased Assets or Inventory, and to Seller's Knowledge, no facts or circumstances exist which would provide a reasonable basis for any such adverse claim of ownership or right to use any of the Purchased Assets or Inventory.

     SECTION 3.3. CONSENTS; NO VIOLATIONS.

          (a) Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and except for all filings and other actions contemplated by this Agreement and the Ancillary Agreements (including the necessary transfer of filings, notices and approvals required to transfer the Regulatory Approvals from Seller to Buyer) (the "Consents"), the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority.

          (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any Third Party of the right to accelerate, terminate, modify or cancel, any Contract listed on Section 3.7 of the Seller Disclosure Schedule, (ii) conflict with, violate or result in a breach of any provision of the certificate of incorporation or by-laws of Seller, or (iii) conflict with or violate in any material respect Applicable Law.

     SECTION 3.4. REGULATORY APPROVALS.

          (a) Section 3.4(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all applications (including the BLA), new drug applications, abbreviated new drug applications, new drug submissions and any comparable applications and submissions in the Territory with respect to the Product. Seller has provided to Buyer complete and correct copies of the Regulatory Approvals or Buyer has had access to such copies of the Regulatory Approvals. The Regulatory Approvals are in full force and effect and have been duly and validly issued.

          (b) Seller has all Regulatory Approvals necessary for or used to carry on the Product Business as being conducted by Seller as of the Execution Date and which are required by Applicable Law.

          (c) Seller is in compliance with all of the Regulatory Approvals listed on Section 3.4(a) of the Seller Disclosure Schedule, and, since the time Seller acquired its rights in the Product, Seller has not received any notification, written or oral, from any Third Party with respect to any alleged or possible violation with respect to any such Regulatory Approvals, and to Seller's Knowledge, there are no facts or circumstances that would form a reasonable basis for any such violation.

     SECTION 3.5. COMPLIANCE WITH LAWS AND LITIGATION.

          (a) Except with respect to any matter relating to or arising from Regulatory Approvals (which is addressed in Section 3.4), with respect to the Product Business, the Purchased Assets, the Inventory and the Assumed Liabilities, Seller is in compliance with all Applicable Law, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

          (b) There are no lawsuits, claims or any civil, administrative or criminal actions, suits, or proceedings or governmental investigations, including any action or investigation by the U.S. Department of Justice, Office of the Inspector General, or any Governmental Authority, existing, pending, or to the Knowledge of Seller, threatened, with respect to the Product Business, the Purchased Assets or the Assumed Liabilities or with respect to this Agreement or the transactions contemplated hereby. Seller is not subject to any decree or order of any Governmental Authority that would reasonably be expected to impair or delay its ability to perform its obligations under this Agreement.

     SECTION 3.6. NO MATERIAL ADVERSE CHANGE.

          (a) Since January 1, 2005, there has not been any Material Adverse Change and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Change.

          (b) Since January 1, 2005, Seller has, consistent with the conduct of the Product Business during the two (2) years prior to the Execution Date: (i) continued and conducted the Product Business in Seller's ordinary and usual course of business, and (ii) maintained its relationships with suppliers, distributors, customers and others having material business relationships with Seller related to the Product Business.

     SECTION 3.7. CONTRACTS.

          (a) Section 3.7 of the Seller Disclosure Schedule sets forth a complete and correct list of each of the Contracts (i) which involve payments totaling $50,000 or more, or (ii) which are otherwise material to the Product Business. Such Contracts are all of the Contracts necessary to conduct the Product Business. Seller has delivered to or made available to Buyer true and complete copies of all such Contracts and any other contracts or agreements identified in Section 3.7 of the Seller Disclosure Schedule. All such Contracts to which Seller is a party are, as to Seller (and, as to the other parties thereto, to the Knowledge of Seller), legal, valid and binding agreements in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law)).

          (b) Seller is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Seller permitting termination, modification, or acceleration, under any Contract set forth on Section 3.7 of the Seller Disclosure Schedule. To the Knowledge of Seller, no other party to any Contract is in material breach or default under, or has repudiated any material provision of, any Contract set forth on Section 3.7 of the Seller Disclosure Schedule.

          (c) The Amgen Agreements are all of the Contracts between Seller and Amgen that pertain to the Product.

     SECTION 3.8. INVENTORY AND RETURNS.

          (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth a complete and correct list of Seller's Inventory as of November 4, 2005. The Inventory consists of finished goods usable and salable by Seller in the ordinary course of business. The Inventory has been produced or manufactured in accordance with all Applicable Law and Product Registrations.

          (b) Since January 1, 2005, other than entering into the Contracts with specialty pharmacies for the direct sales by Seller to such pharmacies of Infergen and entering into distribution Contracts or amendments to existing distribution Contracts with two wholesalers, Seller has not (i) materially altered its distribution practices or terms with respect to

Infergen, or (ii) materially altered its activities and practices with respect to inventory levels of Infergen maintained at the wholesale, chain, institutional or retail levels in any material respect.

          (c) As of the Closing Date, the aggregate dollar value of the inventory of Infergen (the "Aggregate Inventory Value") maintained by (a) Cardinal Health, McKesson, and AmeriSource Bergen (collectively, "Seller's Principal Wholesalers"), and (b) the specialty pharmacies with which Seller has a contractual relationship, will not exceed the Maximum Inventory Amount. For purposes hereof, (i) the "Aggregate Inventory Value" shall be calculated by multiplying the number of units of inventory of Infergen maintained by Seller's Principal Wholesalers and the specialty pharmacies as of the Closing Date by the wholesale acquisition cost ("WAC") for such units as of the Closing Date, and
(ii) the "Maximum Inventory Amount" shall mean the amount equal to: (x) the weekly average of the aggregate number of units of each SKU shipped by all of Seller's Principal Wholesalers in the previous [***] ([***])[***], multiplied by
(y) [***] ([***])[***], multiplied by (z) the WAC for each unit.

          (d) Section 3.8(d) of the Seller Disclosure Schedule sets forth, on a [***] basis, the returns of Infergen for [***] ([***])[***].

     SECTION 3.9. TAX MATTERS. There are no Encumbrances on any of the Purchased Assets or the Inventory that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would reasonably be expected to result in any such Encumbrance.

     SECTION 3.10. INTELLECTUAL PROPERTY.

          (a) Seller is the owner, licensee or sub licensee (as applicable), free and clear of any Encumbrance, except for the Permitted Encumbrances, of all right, title and interest in and to the Product Intellectual Property.

          (b) Sections 3.10(b)(i)-(iv) of the Seller Disclosure Schedule set forth a true and complete list of the Intellectual Property owned, licensed or controlled by Seller covering the Product Business.

          (c) The activities of Seller, if any, relating to the development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of Infergen by Seller, in each case in connection with the operation of the Product Business, do not infringe upon, misappropriate, violate, dilute (with respect to any trademarks, trade names, brand names and service marks) or otherwise constitute the unauthorized use of, the Intellectual Property rights of any third party; (ii) no claim is pending or, to the Knowledge of Seller, threatened against Seller alleging any of the foregoing; and (iii) to the Knowledge of Seller, no right, license, lease, consent or other agreement is required with respect to any Product Intellectual Property for the conduct of the Product Business other than those included in the Purchased Assets.

          (d) To the actual knowledge of an executive officer or director of Seller, or a key employee of Seller directly involved on behalf of Seller in the transactions contemplated


                                      -19-  ***CONFIDENITAL TREATEMENT REQUESTED
herein (the "Actual Knowledge of Seller"), none of the Product Patents is involved in any litigation, reissue, interference, reexamination, or opposition, and there has been no threat or other indication that any such proceeding will hereafter be commenced. To the Actual Knowledge of Seller, the Product Patents (excluding patent applications) (i) are in good standing, (ii) are all without challenge of any kind, (iii) are valid and enforceable, and (iv) have not been adjudged invalid or unenforceable in whole or in part.

          (e) To the Actual Knowledge of Seller, none of the Product Trademarks, Product Copyrights or Product Domains or registrations or applications to use or register such items are involved in any cancellation, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced.

          (f) No legal proceedings are pending, or to the Actual Knowledge of Seller are threatened, against Seller (i) based upon, challenging or seeking to deny or restrict the use of any of the Product Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by Seller in relation to the Product Business infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Amgen License Rights conflict with the terms of any third party license or other agreement.

          (g) To the Actual Knowledge of Seller, all maintenance fees, annuity fees or renewal fee payment for each jurisdiction in which each patent, patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application included within the Product Intellectual Property has issued or is pending have been timely paid.

          (h) To the Knowledge of Seller, no third party is engaging in any activity that infringes or misappropriates the Product Intellectual Property. Seller is not a party to any agreement granting rights by Seller to any third party with respect to the Product Intellectual Property.

          (i) Seller has, with respect to the Product Business, used commercially reasonable efforts to maintain its trade secrets in confidence.

          (j) To the Knowledge of Seller, there has been no misappropriation of any trade secrets or other confidential information of Seller with respect to the Product Business.

          (k) All employees of, consultants to or vendors of Seller with access to confidential information with respect to the Product Business are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of Seller. To the Knowledge of Seller, none of the employees, consultants or vendors of Seller or any of its subsidiaries is in violation of such agreements.

          (l) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, any of Seller's rights to own or retain a license to any of the Product Intellectual Property.

     SECTION 3.11. PRODUCT RECORDS. All of the Product Records have been made available by Seller to Buyer for examination, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

     SECTION 3.12. BROKERS, FINDERS, ETC. Seller has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements who would have a valid claim for a fee or commission from Buyer in connection with such transactions by reason of any action taken by or on behalf of Seller.

     SECTION 3.13. FINANCIAL STATEMENTS.

          (a) Each form, report, schedule and document required to be filed by Seller under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2003 (collectively, the "Seller SEC Filings" and individually, a "Seller SEC Filing"), solely with respect to the Product Business, (i) did, as of its date, comply in all material respects with the requirements of the Exchange Act and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including in each case, any notes thereto) contained in any Seller SEC Filing, solely to the extent each relates to the Product Business, (i) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and (ii) presented fairly the consolidated financial position, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not result in a Material Adverse Effect).

     SECTION 3.14. INSURANCE.

          (a) Seller maintains, and shall continue to maintain at its sole cost and expense on an uninterrupted basis for a period of at least [***] following the Effective Time, product liability and other insurance on a primary and non-contributory basis for itself in amounts, respectively, which are reasonable and customary in the United States consumer healthcare industry for companies of comparable size and activities at the place of business of Seller, provided that the product liability insurance amounts are not, and shall not at any time be allowed to be, less than [***] ($[***]) per occurrence (or per claim) and [***] ($[***]) in the aggregate limit of liability per year. Such insurance


                                      -21-  ***CONFIDENITAL TREATEMENT REQUESTED
insures against, and at all times shall insure against, all liability, including personal injury, product liability, physical injury, clinical development liabilities, and property damage arising out of the development, manufacture, sale, distribution, or marketing of the Product.

          (b) There are no material claims currently made against any of the insurance policies of Seller relating to the Product Business, no material impairment of the amounts of coverage required thereunder, and Seller has no Knowledge of any reasonable basis for any such claims.

     SECTION 3.15. SUFFICIENCY. The Purchased Assets together with the Assumed Liabilities, the Inventory, and Buyer's rights under this Agreement, and the other Ancillary Agreements, constitute all of the material assets that are necessary for Buyer to operate the Product Business as of and after the Closing in a substantially similar manner as the Product Business was operated by Seller for the two (2) years prior to the Effective Time; provided, however, for the avoidance of doubt, such representation and warranty shall exclude any and all assets and capabilities that a comparable company in the global pharmaceutical business should customarily be capable of providing in connection with the operation of a business such as the Product Business, including internal and external infrastructure, manufacturing equipment and facilities, business permits and licenses, professional services, trade and distribution networks, personnel, facilities, factories and other property, promotional and brand strategies, and financing.

     SECTION 3.16. GOVERNMENT MULTI-PRODUCT CONTRACTS.

          (a) Seller is not a party to any managed care contracts or other sales contracts pursuant to which Seller is required to provide or honor discounts, rebates, charge backs, or similar price breaks in connection with selling Infergen.

          (b) Seller has made available to Buyer copies of all Government Multi-Product Contracts; provided that such copies may have been redacted to prevent disclosure of information not related to Infergen. After the Effective Time, Buyer shall honor and perform all Liabilities of Seller arising after the Effective Time under and pursuant to each Government Multi-Product Contract (other than any Liability arising out of or relating to a breach of such Government Multi-Product Contract which occurred prior to the Effective Time) with respect to supplying Infergen to the applicable party pursuant to such Government Multi-Product Contract until such time as Seller has terminated each such Government Multi-Product Contract as provided below. Seller agrees that after the Effective Time it will not take any action with respect to any Government Multi-Product Contract that would extend the term of such Government Multi-Product contract with respect to Infergen, create or agree to any additional obligations with respect to Infergen, or otherwise adversely affect Buyer or the Product Business, without the prior written consent of Buyer, although Seller may enter into a separate agreement with such government party, provided that such agreements do not contain any provisions relating to Infergen or the Product Business. Seller further agrees that Seller shall terminate the rights and obligations of Seller with respect to the Product under each such Government Multi-Product Contract, to the extent permitted by the terms thereof, as soon as practicable after the Effective Time.

     SECTION 3.17. REGULATORY COMPLIANCE. To the extent applicable to Infergen in the Territory:

          (a) To the Knowledge of Seller, Infergen has been developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. Sections 301 et. seq., its implementing regulations, and all similar Applicable Laws, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) All preclinical trials and clinical trials conducted by or, to the Knowledge of Seller, on behalf of Seller with respect to Infergen have been, and are being, conducted in compliance with the applicable requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, and all similar Applicable Laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (c) To the Knowledge of Seller, with respect to Infergen (i) all manufacturing operations conducted for the benefit of Seller have been and are being conducted in compliance with the FDA's current Good Manufacturing Practice regulations for drug products, including 21 C.F.R. Parts 210 and 211, and all similar Applicable Laws, except for noncompliance which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect; and (ii) Seller is in compliance with all registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207, and all similar Applicable Laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (d) Since the date of acquisition of Infergen (or rights thereto) by Seller, Infergen has not been recalled, suspended or discontinued as a result of any action by the FDA or any other foreign Governmental Authority within the Territory, by Seller or by any licensee, distributor or marketer of Infergen, in the United States or, to the Knowledge of Seller, outside of the United States and within the Territory.

          (e) Seller has not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of Infergen, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of Infergen.

          (f) To the Knowledge of Seller, there are no facts, circumstances or conditions that would be sufficient to presently, or solely with the passage of time in the ordinary course of business, provide a reasonable basis for a recall, suspension or discontinuance of Infergen.

          (g) With respect to any new drug application, investigational new drug application or similar state or foreign regulatory application with respect to Infergen, Seller is in compliance with 21 U.S.C. Sections 355 or 21 C.F.R. Parts 312 or 314, respectively (and all similar Applicable Laws), and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to Infergen, Seller and its officers, employees or agents have included in each applicable application, where required, the certification described in 21 U.S.C.
Section 335a(k)(l) and each such certification was true, complete and correct in all material respects when made.

          (h) With respect to Infergen or the Product Business, Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, none of Seller or any of its officers, key employees or agents have been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C.
Section 1320a-7.

          (i) Seller has delivered to Buyer or made available to Buyer copies of all adverse experience reports received by Seller with respect to Infergen.

          (j) Section 3.17(j) of the Seller Disclosure Schedule sets forth a true and correct list of all IST Trials conducted by or on behalf of Seller as of the date hereof.

          (k) Seller has not received any notice from the U.S. Department of Justice, the Office of the Inspector General or any other Governmental Authority that such Governmental Authority has commenced, threatened or intends to commence any action or investigation with respect to the Product Business, and there are no facts, circumstances or conditions that would be sufficient to presently, or solely with the passage of time in the ordinary course of business, provide a reasonable basis for any such action or investigation.

     SECTION 3.18. PRODUCT REGISTRATIONS.

          (a) Section 3.4(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all applications (including the BLA), new drug applications, abbreviated new drug applications, new drug submissions and any comparable applications and submissions in the Territory with respect to Infergen. Seller owns the Product Registrations and no other party has any rights thereto. The FDA approval for Infergen is in good standing, has not been revoked, rescinded, amended or modified, and to Seller's Knowledge, no event has occurred or notification been received by Seller from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA approval status of Infergen. To the Knowledge of Seller, no applications made or other materials submitted by Seller to the FDA or a notified body with respect to Infergen contained an untrue statement of material fact when submitted, or omitted to state a material fact within Seller's Knowledge when submitted which was required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b) The Product Registration files of Seller have been maintained in accordance with reasonable industry standards. Seller has in its possession or control, or has access to, copies of all the material documentation filed in connection with filings made by Seller for regulatory approval or registration of Infergen, including the complete regulatory chronology for each Product Registration (if applicable).

          (c) Seller has not received any Paragraph IV Notification under U.S.C. 355(j)(2)(B) relative to any patents listed in any Product Registration held by Seller. In addition, Seller has not received any notice regarding, and otherwise has no Knowledge of, any plans by any third party to file product registration relative to Product Registration held by Seller.

     SECTION 3.19. NO OTHER WARRANTIES. Except as expressly provided in this Agreement and the Ancillary Agreements, Seller does not make any representation or warranty about the Product, the Purchased Assets, the Inventory, the Clinical Trial Inventory, the Other Intellectual Property, the Assumed Liabilities or the Product Business, whatsoever. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, (A) THE PURCHASED ASSETS, INVENTORY, CLINICAL TRIAL INVENTORY AND OTHER INTELLECTUAL PROPERTY, ARE BEING TRANSFERRED "AS IS", (B) SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR AS BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (C) SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANT OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

     SECTION 3.20. ADEQUACY OF DISCLOSURE. To the Knowledge of Seller, there are no material facts that have specific application to the Product Business, the Purchased Assets, the Inventory, or the Assumed Liabilities that would reasonably be expected to have a Material Adverse Effect that have not been set forth in this Agreement or the Seller Disclosure Schedules.

                                  ARTICLE IV --
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the following representations and warranties are true and correct as of the Execution Date to be reaffirmed at Closing pursuant to Section 7.4(a), subject in each case to the attached Schedules of Buyer and provided that each exception set forth in such Schedules shall be deemed to qualify only such representation and warranty that is specifically identified (by cross reference or otherwise) in any specific schedule.

     SECTION 4.1. ORGANIZATION AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary

Agreements, and the transactions contemplated hereby and thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Buyer has all corporate power and corporate authority necessary to carry on its business as is currently being conducted. This Agreement and the Ancillary Agreements are the valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

     SECTION 4.2. CONSENTS; NO VIOLATIONS.

          (a) Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, and except for all filings and other actions contemplated by this Agreement and the Ancillary Agreements (including the necessary transfer of filings, notices and approvals required to transfer the Regulatory Approvals from Seller to Buyer), the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority.

          (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any Third Party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Buyer is a party or is bound, (ii) conflict with, violate or result in a breach of any provision of the articles of incorporation or by-laws of Buyer, or (iii) conflict with or violate in any material respect Applicable Law.

     SECTION 4.3. BROKERS, FINDERS, ETC. Buyer and its Affiliates have not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements who would have a valid claim for a fee or commission from Seller in connection with such transactions by reason of any action taken by or on behalf of Buyer.

     SECTION 4.4. FINANCING. Buyer will have funds sufficient to pay the Purchase Price and the Estimated Inventory Cost on the dates that such payments are due under this Agreement.

     SECTION 4.5. LITIGATION. There are no lawsuits, claims or any civil, administrative or criminal actions, suits, or proceedings or governmental investigations existing, pending, or to the Knowledge of Buyer, threatened, with respect to this Agreement or the transactions contemplated hereby. Buyer is not subject to any decree or order of any Governmental Authority that would impair or delay its ability to perform its obligations under this Agreement or the Ancillary Agreements.

                ARTICLE V -- COVENANTS OF SELLER PRIOR TO CLOSING

     SECTION 5.1. ACCESS TO INFORMATION. Between the Execution Date and the Effective Time, Seller shall, subject to any Applicable Law, (i) afford Buyer and its representatives access, during regular business hours and upon reasonable agreed upon times, to Seller's personnel, properties, Contracts, Regulatory Approvals, the Product Records and all other information and materials pertaining to the Product Business (with the ability to photocopy such materials), provided that such access shall not unreasonably interfere with Seller's business and operations; and (ii) otherwise cooperate with and assist Buyer in its review and assessment of the Product and the Product Business.

     SECTION 5.2. CONDUCT OF THE PRODUCT BUSINESS.

          (a) Between the Execution Date and the Effective Time, except as otherwise set forth on Schedule 5.2 or as contemplated by this Agreement or consented to in writing by the Buyer, Seller shall, consistent with its conduct of the Product Business during the twelve (12) months prior to the Execution
Date: (i) continue and conduct the Product Business in Seller's ordinary and usual course of business, (ii) preserve intact the market for Infergen and the goodwill associated with Infergen and the Product Intellectual Property, (iii) preserve in full force and effect all material Contracts, and (iv) continue to maintain its relationships with suppliers, distributors, customers and others having material business relationships with it related to the Product Business.

          (b) Between the Execution Date and the Effective Time, Seller shall not (i) take any affirmative action, or fail to take any reasonable action within its control, which would resonably be expected to (A) cause Seller to violate Section 5.2(a), or (B) have a Material Adverse Effect; (ii) make any modifications to any material Contract; or (iii) allow the levels of raw materials, supplies, or other materials instrumental in the manufacture of Infergen or the Inventory to vary materially from the levels thereof customarily maintained.

     SECTION 5.3. REQUIRED APPROVALS AND CONSENTS. As soon as practicable after the Execution Date, Seller shall make all filings required to be made in order to consummate the transactions contemplated herein, including all filings under the HSR Act in accordance with Section 8.1. Seller shall also cooperate with Buyer with respect to all filings that Buyer elects to make. Seller shall use its commercially reasonable efforts to obtain all required Third Party Consents, including all Material Consents required to effect the assignment of the Contracts to Buyer.

     SECTION 5.4. NOTICE OF DEFAULT. Between the Execution Date and the Effective Time, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that constitutes, or could reasonably be expected to cause, a breach of a representation, warranty or covenant of Seller under this Agreement. Any such notice or disclosure shall not be deemed to amend or supplement Seller's disclosure under Article III or any schedule hereto, or to correct or cure any misrepresentation, breach of warranty or breach of covenant.

     SECTION 5.5. NO NEGOTIATION. Between the Execution Date and the Effective Time, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any transaction involving, in whole or in part, the Product Business or the Product, or that would otherwise compromise Seller's ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements. Seller shall immediately notify Buyer in the event Seller receives any inquiries regarding any such transactions.

     SECTION 5.6. REASONABLE BEST EFFORTS. Seller shall use its reasonable best efforts to cause the conditions in Section 7.2 and 7.3 to be satisfied.

     SECTION 5.7. TRANSITION ACTIVITIES.

          (a) Between the Execution Date and the Effective Time, Seller shall promptly furnish Buyer with such reasonable sample quantities of any Promotional Materials that Seller may have utilized in connection with the Product Business during the twelve (12) month period prior to the Execution Date, for use by Buyer in preparing its own Promotional Materials. In that regard, Seller shall and hereby does grant Buyer a non-exclusive, non-transferable, non-sublicensable, royalty free, paid-up license in the Territory to use Seller's Promotional Materials in connection with creating Buyer's Promotional Materials. All costs and expenses incurred by Buyer with respect to creating its own Promotional Materials shall be borne by Buyer.

          (b) No later than five (5) Business Days prior to Closing, the Parties shall enter into a Transition Services Agreement, to be effective immediately after the Effective Time, substantially in the form attached hereto as Exhibit
5.7 providing for the services specified therein pursuant to which Seller shall perform certain transitional services for Buyer in accordance with the terms thereof.

     SECTION 5.8. NOTICE OF GOVERNMENT INVESTIGATIONS. Between the Execution Date and the Effective Time, Seller shall promptly notify Buyer in writing if Seller has received any notice from the U.S. Department of Justice, the Office of the Inspector General or any other Governmental Authority that such Governmental Authority has commenced, threatened or intends to commence any action or investigation with respect to the Product Business.

                ARTICLE VI -- COVENANTS OF BUYER PRIOR TO CLOSING

     SECTION 6.1. REQUIRED APPROVALS AND CONSENTS. As soon as practicable after the Execution Date, Buyer shall make all filings required to be made in order to consummate the transactions contemplated herein, including all filings under the HSR Act in accordance with Section 8.1. Buyer shall also cooperate with Seller with respect to all filings that Seller is required to make.

     SECTION 6.2. NOTICE OF DEFAULT. Between the Execution Date and the Effective Time, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that constitutes, or could reasonably be expected to cause, a breach of a representation, warranty or covenant of Buyer under this Agreement. Any such notice or disclosure shall not be deemed to amend or supplement Seller's disclosure under Article IV or any schedule hereto, or to correct or cure any misrepresentation, breach of warranty or breach of covenant.

     SECTION 6.3. REASONABLE BEST EFFORTS. Buyer shall use its reasonable best efforts to cause the conditions in Section 7.2 and 7.4 to be satisfied.

                     ARTICLE VII -- CLOSING AND TERMINATION

     SECTION 7.1. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place commencing at 10:00 a.m., Pacific Standard Time, on the later of (i) December 30, 2005, or (ii) the date that is two (2) Business Days following the termination of the applicable waiting period under the HSR Act, unless another time or date is agreed to by the Parties (the "Closing Date"). The Closing shall be deemed to have occurred at 11:59 PM (EST) on the Closing Date (the "Effective Time".)

     SECTION 7.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:

          (a) Litigation. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to Applicable Law the transactions contemplated by this Agreement on the Closing Date; and

          (b) HSR Clearance. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

     SECTION 7.3. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer's sole discretion, in writing by the Buyer:

          (a) Representations and Warranties. The representations and warranties of Seller contained in Article III that are qualified as to materiality shall be true and correct as of the Execution Date and as of the Effective Time, and the representations and warranties of Seller contained in Article III that are not qualified as to materiality, shall be true and correct in all material respects as of the Execution Date and as of the Effective Time.

          (b) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement on or before the Closing.

          (c) Material Consents. Each of the consents, including the Amgen Consent, listed on Schedule 7.3(c) (the "Material Consents") shall have been obtained and shall be in full force and effect.

          (d) Audited Financial Statements. Seller shall have caused to be prepared and delivered to Buyer on or before the Closing (i) an audited income statement, statement of cash flow, and balance sheet for the Product Business as of and for the twelve months ended December 31, 2004 (the "2004 Audited Financials") and (ii) an income statement, statement of cash flow and balance sheet for the Product Business as of and for the nine months ended September 30, 2005 (the "2005 Stub Financials").

          (e) No Material Adverse Change. At any time after the Execution Date, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Change.

          (f) Closing Certificate. Seller shall have delivered to Buyer a certificate ("Seller's Closing Certificate"), dated as of the Closing Date and executed by a duly elected, qualified and acting officer of Seller certifying:

          (i) attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Seller, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreements); and

          (ii) the due organization and good standing of Seller; and

          (iii) the conditions specified in Section 7.2 and this Section 7.3 have been fulfilled.

          (g) Ancillary Agreements. Seller shall have duly executed and delivered to Buyer the ancillary agreements listed on Schedule 7.3(g) in the form agreed by the Parties (together with any additional Instruments of Transfer, the "Ancillary Agreements").

     SECTION 7.4. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller's sole discretion, in writing by Seller:

          (a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV that are qualified as to materiality shall be true and correct as of the Execution Date and as of the Effective Time, and the representations and warranties of Buyer contained in Article IV that are not qualified as to materiality, shall be true and correct in all material respects as of the Execution Date and as of the Effective Time.

          (b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform under this Agreement on or before the Closing.

          (c) Closing Certificate. Buyer shall have delivered to Seller a certificate ("Buyer's Closing Certificate"), dated as of the Closing Date and executed by a duly elected, qualified and acting officer of Buyer certifying:

          (i) attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreements); and

          (ii) the due organization and good standing of Buyer; and

          (iii) the conditions specified in Section 7.2 and this Section 7.4 have been fulfilled.

          (d) Ancillary Agreements. Buyer shall have duly executed and delivered the Ancillary Agreements to Seller.

     SECTION 7.5. CLOSING DELIVERIES.

          (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer executed copies of the following:

          (i) Executed copies of the bill of sale, assignment and assumption agreement with respect to the Purchased Assets and the Inventory and Assumed Liabilities substantially in the form attached hereto as Exhibit 7.5(a)(i) (the "Bill of Sale");

          (ii) Executed copies of the intellectual property assignment documentation necessary to transfer to Buyer the Product Intellectual Property, substantially in the form attached hereto as Exhibit 7.5(a)(ii) (the "IP Assignments");

          (iii) Executed copies of the Material Consents (including the Amgen Consent and the Cardinal Health Acknowledgment);

          (iv) A copy of the 2004 Audited Financials and 2005 Stub Financials.

          (v) Executed copies of the Ancillary Agreements;

          (vi) Executed copies of any other Instruments of Transfer reasonably requested by Buyer; and

          (vii) Executed copies of such other documents as may be reasonably necessary or appropriate to consummate the transactions contemplated hereby.

          (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

          (i) The Closing Payment;

          (ii) The Estimated Inventory Cost;

          (iii) Executed copies of the Ancillary Agreements;

          (iv) Executed copies of any other Instruments of Transfer reasonably requested by Seller;

          (v) To the extent required, executed copies of any of the Material Consents (including the Amgen Consent); and

          (vi) Executed copies of such other documents as may be reasonably necessary or appropriate to consummate the transactions contemplated hereby.

     SECTION 7.6. TERMINATION. This Agreement may be terminated:

          (a) at any time before the Closing Date by mutual written consent of Buyer and Seller; or

          (b) by either Buyer or Seller, in writing, if the transactions contemplated hereby have not been consummated on or before January 31, 2006 (as such date may be extended pursuant to Section 7.1), provided that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement, including the failure of the Party seeking to terminate this Agreement to satisfy its closing conditions set forth in this Article VII; or

          (c) by Seller, in writing, if:

          (i) any of the conditions set forth in Section 7.2 or 7.4 has not been satisfied as of the Closing Date, or shall become impossible to fulfill, other than for reasons within the reasonable control of Seller, and such conditions shall not have been waived by Seller (in its sole discretion); or

          (ii) a material breach of any provision of this Agreement has been committed by Buyer, such breach has not been waived by Seller and such breach is not cured by Buyer within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Buyer; or

          (d) by Buyer, in writing, if:

          (i) any of the conditions set forth in Section 7.2 or 7.3 has not been satisfied as of the Closing Date, or shall become impossible to fulfill, other than for reasons within the reasonable control of the Buyer, and such conditions shall not have been waived by Buyer (in its sole discretion); or

          (ii) a material breach of any provision of this Agreement has been committed by Seller, such breach has not been waived by Buyer and such breach is not cured by Seller within ten (10) days after written notice thereof or, in the reasonable determination of Buyer, is incapable of being cured by Seller.

     SECTION 7.7. PROCEDURE AND EFFECT OF TERMINATION. Upon termination of this Agreement by Seller or Buyer pursuant to Section 7.5, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) this Section 7.7, ARTICLE IX, and
Section 10.1; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.

                     ARTICLE VIII -- CERTAIN OTHER COVENANTS

     SECTION 8.1. HSR FILINGS. If required pursuant to Applicable Law, each of Seller and Buyer undertakes and agrees to file as soon as practicable, and in any event no later than ten (10) business days after the Execution Date, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. As deemed advisable, each of Seller and Buyer shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation. Each Party shall (a) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit the other Party or the other Party's counsel to review in advance any proposed written communication to any of the foregoing; (b) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; and (c) with the exception of business documents deemed confidential by the Buyer (including documents submitted as attachments to each of the Buyer's Notification and Report Form under the HSR Act), furnish Seller with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) between Buyer (its affiliates, and its respective representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement. Buyer and Seller shall share equally any required HSR Act filing fees related to this transaction.

     SECTION 8.2. INVENTORY COST ADJUSTMENT.

          (a) On the weekend immediately preceding the Closing Date, Seller shall temporarily halt all shipments of Infergen in the Territory, in order to allow Seller to conduct a review of those of its locations at which Inventory is located in order to derive a reasonably accurate estimate of the quantities of Inventory that will be outstanding at such locations as of the Closing Date, and Seller shall provide Buyer with such good faith written estimate (the "Estimated Inventory Statement") by Midnight (PST) of the next Business Day. Seller shall be entitled to resume shipments of Infergen in the Territory starting on such next Business Day and continue such shipments through the day immediately preceding the Closing Date.

          (b) Seller shall also deliver to Buyer, together with the Estimated Inventory Statement, a good faith written estimate of the Inventory Cost (the "Estimated Inventory Cost") as determined pursuant to Schedule 8.2(b) (which details the per-unit Inventory purchase price), and Buyer shall pay an amount equal to the Estimated Inventory Cost to Seller on the Closing Date pursuant to the terms of this Agreement. Thereafter, the Inventory Cost shall be finally determined as described below:

          (i) On the Closing Date, Seller shall deliver the Inventory to Buyer at the locations set forth in the Inventory Statement (as such term is defined below).

          (ii) Within thirty (30) days after the Closing Date, Seller shall deliver a written statement (the "Inventory Statement") of the amount, location, lot and batch numbers of the Inventory provided to Buyer on the Closing Date and Seller shall calculate the actual cost of the Inventory (the "Inventory Cost") provided to Buyer on the Closing Date pursuant to
     Schedule 8.2(b) which details the per-unit Inventory cost.

          (iii) If Buyer agrees with the Inventory Statement, it shall within thirty (30) days after receipt thereof, so notify Seller; however, if Buyer disputes the amounts or Inventory Cost (or the calculation thereof) reflected in the Inventory Statement, Buyer shall notify Seller in writing of its dispute, setting forth in reasonable detail, the basis for such dispute, within thirty (30) days after Seller's delivery of the Inventory Statement to Buyer. The Parties shall, for a period not to exceed one (1) week, negotiate in good faith to resolve such dispute, and, in the event a resolution is not reached, within 2 Business Days after the end of such one
     (1) week period Seller and Buyer shall submit the items remaining in dispute for resolution to a mutually acceptable independent accounting firm of international reputation for resolution by such firm within a one (1) week period. Such accounting firm's decision shall be binding upon the Parties and the resulting Inventory Statement and Inventory Cost shall be final and binding upon the Parties. The Parties shall equally split the reasonable fees and expenses of such accounting firm associated with the resolution of such dispute.

          (iv) The Inventory Statement and the Inventory Cost shall be deemed final upon the earlier of (A) Buyer's notice to Seller that it accepts the Inventory Statement, (B) thirty (30) days after delivery of the Inventory Statement if Buyer fails to notify Seller of a dispute within thirty (30) days after Seller's delivery of the Inventory Statement to Buyer or (C) the resolution of any disputes as described in Section 8.2(c).

          (v) Within five (5) Business Days after the Inventory Statement and the Inventory Cost are deemed final, a payment shall be made as follows:

               (A) In the event the amount of the final Inventory Cost reflected on the Inventory Statement is less than the Estimated Inventory Cost, then Seller shall remit payment of the amount equal to such difference to Buyer; or

               (B) In the event the amount of the final Inventory Cost reflected on the Inventory Statement exceeds the Estimated Inventory Cost, then Buyer shall remit payment of the amount equal to such difference to Seller.

          (c) Notwithstanding anything herein to the contrary, Buyer shall not be required to purchase any Inventory in excess of the Inventory Cap. For avoidance of doubt, any Inventory (other than the Clinical Trials Inventory) held by Seller at the Effective Time in excess of the Inventory Cap shall constitute an Excluded Asset.

          (d) Seller shall not sell any Inventory in the Territory after the Effective Time, and Buyer shall be entitled to sell the Inventory in the Territory as of and after the Effective Time.

     SECTION 8.3. PRODUCT RETURNS, REBATES AND CHARGEBACKS.

          (a) Product Returns.

          (i) For a three (3) year period following the Closing, Seller shall be financially responsible for all costs associated with any customer or wholesaler returns of expired, damaged, defective, or other unsalable Infergen ("Product Returns") for any Infergen that was shipped on or before the Closing Date. Buyer shall be financially responsible for all costs associated with any Product Returns of any Infergen shipped after the Closing Date. Seller shall have delivered to Buyer at and as of the Closing Date a schedule containing the lot number and units per lot of Infergen that were distributed by Seller prior to Closing. Any Product Returns will be made in accordance with Buyer's returned goods policy at the time of such Product Return, unless otherwise mutually agreed by Buyer and Seller. By agreeing to process the Product Returns for the benefit of Seller, Buyer does not agree to assume any liability associated with such Product Returns, but is providing a service as an accommodation to Seller and to minimize confusion on the part of customers.

          (ii) Except as set forth herein, Buyer shall be responsible for processing all Product Returns received after the Closing Date irrespective of when and by whom the returned Infergen was shipped. Product Return processing shall include the destruction of all returned Infergen by Buyer, or the customer, as applicable. Buyer agrees to only issue return credits for Infergen shipped by Seller prior to the Closing Date at such time that Buyer has received the returned Infergen from the customer, unless Seller agrees to waive the customer return of Infergen.

          (iii) Each Party agrees it will not take, directly or indirectly, any action that would provide any incentive or otherwise induce or motivate customers to return Infergen, except as the parties may otherwise mutually agree.

          (b) Government Rebates.

          (i) Seller shall be responsible for all rebates pursuant to any government rebate programs with respect to government claims for Infergen indicating Seller's NDC numbers and sold by Seller prior to the Effective Time including, but not limited to, rebates related to Infergen dispensed within [***] ([***])[***] following the Effective Date (the "Government Rebate Tail Period") (it being understood and agreed that the dispense date contained in any report from a state rebate program shall be used for purposes of determining the date of such claim).

          (ii) Buyer shall be responsible for all rebates pursuant to any government rebate programs with respect to government claims for Infergen indicating Seller's or Buyer's NDC numbers and sold subsequent to the Effective Time, excluding rebates relating to Infergen dispensed during the Government Rebate Tail Period (it being understood and agreed that the dispense date contained in any report from a state rebate program shall be used for purposes of determining the date of such claim).

          (c) Commercial Rebates.

          (i) Seller shall be responsible for all commercial rebates with respect to Infergen sold prior to the Effective Time. Notwithstanding the foregoing, Buyer and Seller agree that (a) Seller's financial liability for the commercial rebates during the period from the Effective Time through [***] ([***])[***] thereafter shall be limited to those commercial customers with which Seller has a rebate obligation as of the Effective Time and (b) any such payments by Seller shall be made on the terms and conditions comparable to Seller's rebate obligations as of the Effective Time with respect to each commercial customer and shall be based on Seller's terms of agreement with the respective contract, as such terms of agreement existed as of the Effective Time. Seller shall utilize records from third party rebate administrators to demonstrate which rebates relate to Infergen sold prior to the Effective Time for purposes of determining Seller's obligation.

          (ii) Any rebates for Infergen sold subsequent to the Effective Time will be the liability of Buyer. To the extent that Seller processes such claims, Buyer shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

          (d) Chargeback Claims.

          (i) Seller shall be financially responsible for all chargeback claims related to Infergen sold prior to the Effective Time (the "Chargeback Claims"). Buyer shall process and be financially liable for all Chargeback Claims related to Infergen sold subsequent to


                                      -36-   ***CONFIDENTIAL TREATMENT REQUESTED
     the Effective Time. Notwithstanding the foregoing, the parties acknowledge that the VA National Acquisition Center must approve the removal of Infergen from Seller's Federal Supply Schedule ("FSS") before the responsibility of processing such rebates is transferred from Seller to Buyer. Until such approval is obtained, Seller shall continue to be responsible for processing the FSS chargebacks on Buyer's behalf, and Buyer shall reimburse Seller for same. Buyer and Seller agree that (i) Seller's financial liability for the Chargeback Claims shall be limited to those commercial customers with which Seller has chargeback obligations as of the Effective Time, and (ii) any such chargebacks issued by Seller shall be made on terms and conditions comparable to Seller's obligations as of the Closing with respect to each customer and shall be based on Seller's terms of respective agreements as of the Effective Time. Seller shall utilize records from third party rebate administrators to demonstrate which chargebacks relate to Infergen sold prior to the Effective Time for purposes of determining Seller's obligation.

          (ii) To the extent that Seller processes Chargeback Claims which are the responsibility of Buyer, Buyer shall reimburse Seller within thirty
     (30) days of receipt of invoices that describe the requested payments in reasonable detail.

          (e) Procedures. Within fifteen (15) days after the end of each calendar quarter, Buyer shall submit to Seller an invoice and supporting documentation relative to all Product Returns, Government Rebates, Commercial Rebates and Chargeback Claims received during the preceding calendar quarter for which Seller is financially responsible. Such invoice and the supporting documentation shall set forth the following detail: (i) where applicable, the stock-keeping-unit number and lot code of returned Infergen (the "Returned Product") and the date the Returned Product or claim for applicable rebate or chargeback was received by Buyer, if applicable; (ii) the name and address of the customer returning such Returned Product or making such claim; (iii) the reason given by such customer for the return or claim if applicable; (iv) the cost of performing such return or processing and paying such claim, provided, however, with respect to returns, such cost shall include only the cost of replacing, or refunding the allegedly defective Infergen, plus any reasonable shipping costs associated with such return, plus a [***] ([***]%) processing and destruction fee. Unless Seller contests such invoice in accordance herewith, Seller shall remit the total invoiced amount to Buyer within ten (10) days after its receipt of such invoice. In the event Seller in good faith disagrees with such invoice, the Parties shall, for a period not to exceed one (1) month, negotiate in good faith to resolve such dispute, and, in the event a resolution is not reached, within two (2) Business Days after the end of such one (1) month period Seller and Buyer shall submit the items remaining in dispute for resolution to a mutually acceptable independent arbitrator for resolution by such arbitrator with a one (1) month period. In the event the Parties cannot mutually agree on an independent arbitrator, Buyer and Seller shall each select an independent arbitrator. These independent arbitrators shall then select a third arbitrator to resolve the dispute. The decision of the arbitrator shall be binding upon the Parties and the resulting determination shall be final and binding upon the Parties. The Parties shall equally split the reasonable fees and expenses of any arbitrator associated with the resolution of such dispute.

     SECTION 8.4. TRANSITIONAL TRADEMARK LICENSE.


                                      -37-   ***CONFIDENTIAL TREATMENT REQUESTED

          (a) As of the Effective Time and for a period of up to twenty four months (24) months after the Closing Date, Seller hereby grants to Buyer (or its Affiliates responsible for operating the Product Business after Closing or any third-party manufacturers utilized by Buyer in connection with the Product Business after the Closing Date), and Buyer hereby accepts, a non-exclusive, non-transferable, non-sublicensable (except with respect to such third-party manufacturers or Buyer's Affiliates), royalty-free, paid-up, license in the Territory under the Seller Marks, for use solely in connection with (i) Buyer's sale of the Inventory in the Territory, and (ii) Buyer's use of the Promotional Materials existing as of the Closing Date and transferred to Buyer as part of the Purchased Assets, and (iii) the labeling on the Infergen manufactured by or on behalf on Buyer as of and after the Effective Time; provided, however, that such license is being granted solely for transitional purposes and Buyer shall therefore, notwithstanding the time period provided for above, use its commercially reasonable efforts to as quickly as is reasonably possible cease its use of the Seller Marks after the Effective Time, but in no event later than twenty four months (24) months after the Closing Date, or such later date (not to exceed an additional three (3) months) as may be agreed-to by Seller, in its sole discretion, in the event Buyer is unable to revise the labeling on the Infergen to remove the applicable Seller Marks due to governmental and regulatory laws and regulations.

          (b) To the extent that Buyer is utilizing the transitional trademark license of this Section 8.4, Buyer shall not (i) add any other labels or marks to, or otherwise alter, the Seller Marks as used in the Product Business as of the Closing Date (except as required by law); (ii) change in any way the style of the Seller Marks as used in the Product Business as of the Closing Date; or
(iii) otherwise use the Seller Marks in any manner other than as specifically provided in this Section 8.4.

          (c) Buyer acknowledges Seller's ownership of the Seller Marks, shall do nothing inconsistent with such ownership, agrees that all use of the Seller Marks by Buyer shall inure to the benefit and be on behalf of Seller, and agrees not to challenge Seller's title to the Seller Marks. Nothing in this Agreement shall give Buyer any right, title or interest in the Seller Marks other than the right to use the Seller Marks strictly in accordance with this Section 8.4. All use of the Seller Marks by Buyer under this Section 8.4 shall conform to the standards followed by Seller in operating the Product Business prior to the Closing Date, and Seller shall have the right to review the standards used by Buyer to operate the Product Business after the Closing Date to ensure Buyer's compliance with this requirement related to the Seller Marks.

          (d) Buyer shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any Third Party any rights licensed by Seller to Buyer under this Section 8.4 without Seller's prior written consent. The Parties understand and agree that, in addition to all other legal remedies, Seller shall be entitled to immediate injunctive relief in order to enforce the terms of this Section 8.4.

          (e) Nothing in this Section 8.4, or any other provision of this Agreement or any provision of the Ancillary Agreements, shall grant the Buyer any rights in any of Seller's Internet domain names, registrations or applications for registration, or renewals thereof, registered in the United States or any other country or jurisdiction throughout the world, except as such Internet domain names, registrations or applications for registration, or renewals thereof are included as part of the Purchased Assets.

          (f) Following the Closing, Buyer shall promptly and at its own expense use commercially reasonable efforts to obtain such FDA approvals necessary for Buyer Labeling for the Infergen to be manufactured after the Closing and, promptly comply with such FDA approvals upon receipt thereof.

     SECTION 8.5. CUSTOMER BILLING. In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Product Business operated by the Buyer or sales of products or services rendered by Buyer on or after the Effective Time, Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer without depositing such payment in an account of Seller, or such Affiliate, unless in error, and Seller, or such Affiliate, shall not be entitled to offset such payment against any payments due Seller from Buyer. In the event Seller receives an invoice or request for payment relating to the operation of the Product Business on or after the Effective Time, or with respect to any Assumed Liability, Seller will promptly notify Buyer of such request or invoice and forward the invoice and all other appropriate information to Buyer for payment. In the event Buyer or any of its Affiliates receive payment after the Effective Time on invoices issued by Seller relating to an Excluded Asset (such as Seller's accounts receivable as of the Effective Time) or relating to product sold or services rendered by businesses other than the Product Business or the Purchased Assets, Buyer will promptly notify Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Seller without depositing such payment in an account of Buyer, or such Affiliate, unless in error, and Buyer, or such Affiliate, shall not be entitled to offset such payment against any payments due Buyer from Seller.

     SECTION 8.6. COVENANT NOT TO COMPETE. Seller hereby agrees that for a period ending on the later of (a) [***] ([***])[***] after the Closing Date and
(b) the [***] the [***], Seller shall not, directly or indirectly, alone, as a licensor, or otherwise in conjunction with other Persons, develop, manufacture, license-in, market, sell or otherwise distribute in the Territory for human use, or assist any other Person in developing, manufacturing, licensing-in, marketing, selling or otherwise distributing in the Territory for human use, any Competing Product, either alone or in combination, whether such Competing Product is available with or without a prescription. For purposes hereof, "Competing Product" means any product containing interferon alfacon-1 as an active ingredient, [***] that [***] is [***] the [***]. Notwithstanding this
Section 8.6, Seller shall have the right to conclude its ongoing clinical trials with respect to the combination of the Product with the pharmaceutical product currently marketed by Seller under the trademark Actimmune(R).

     SECTION 8.7. COOPERATION.

          (a) After the Execution Date, the Parties shall cooperate reasonably with each other in connection with any reasonable actions required to be taken with respect to their respective obligations under this Agreement and the Ancillary Agreements, and shall (i) furnish


                                      -39-   ***CONFIDENTIAL TREATMENT REQUESTED
upon reasonable request to each other such further information, and (ii) execute and deliver to each other such other reasonable documents, and (iii) do such other acts, all as the other Party may reasonably request for the purpose of carrying out the provisions of this Agreement (and the Ancillary Agreements) and the transactions contemplated hereby and thereby.

          (b) Seller will promptly notify Buyer, and Buyer will notify Seller, as applicable and in writing, of any event or fact which represents a material breach of any of their respective representations, warranties, covenants or agreements hereunder.

     SECTION 8.8. CLINICAL TRIALS. As of the Effective Time, Buyer shall take over and assume, from and after the Effective Time, (a) all of Seller's duties and responsibilities relative to the ongoing conduct of the Clinical Trials from and after the Effective Time, in accordance with the protocols therefore (other than such duties and responsibilities which Seller agrees to perform on behalf of and as Buyer's agent from and after the Effective Time) and (b) all costs, expenses and Liabilities associated with conducting the Clinical Trials from and after the Effective Time (other than any Liability arising out of or relating to the conduct of the Clinical Trials by Seller prior to the Effective Time), all as described in more detail in the Transition Services Agreement.

     SECTION 8.9. EMPLOYEES. Buyer anticipates it will offer employment to certain personnel of Seller directly related to the Product Business. Notwithstanding the foregoing, Buyer shall not be obligated to offer employment to any employees of Seller nor to offer employment to or hire any specific number of Seller's employees, and any such offer of employment shall be on terms and conditions as Buyer, in its sole discretion, shall determine, without regard to the terms and conditions under which any employees of Seller have been employed prior to the Closing Date. Buyer shall have no obligation of any kind or nature for any compensation or benefits of any kind or nature with respect to the employees or consultants of Seller for any services rendered or otherwise arising on or before the Closing Date, including, any Liability and cost associated with the termination by Seller of any employee or consultant of Seller.

     SECTION 8.10. TAX MATTERS.

          (a) U.S. Statement of Allocation. Buyer and Seller acknowledge their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income tax returns (the "Asset Acquisition Statement"). Accordingly, Buyer and Seller agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective U.S. federal income tax returns in accordance with a written statement (the "Statement of Allocation"), in form and substance reasonably acceptable to Buyer and Seller, setting forth an allocation of the Purchase Price (which for such purpose shall be increased by the amount of the Assumed Liabilities) among the Purchased Assets (as applicable for each Statement of Allocation) and the Inventory Cost among the Inventory in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations. No later than ten (10) days prior to the Closing Date, Buyer shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by law, all federal, state and local income Tax returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration among the Purchased Assets. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within one hundred twenty (120) days following the Closing Date, then no Statement of Allocation shall be prepared, and each Party shall prepare and file its returns in accordance with its own allocations.

          (b) Seller and Buyer shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes exclusively related to the Product Business. Any information obtained under this Section
8.10 shall be kept confidential pursuant to Section 10.1, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes. In addition, upon request, Seller shall provide Buyer with an income tax withholding statement in a form reasonably acceptable to Buyer.

          (c) Buyer shall be solely responsible for all sales, use, transfer, value added and other related Taxes (the "Transfer Taxes"), if any, arising out of the transfer by Seller of the Purchased Assets, Inventory, Clinical Trial Inventory and Other Intellectual Property to Buyer pursuant to this Agreement, it being acknowledged and specifically agreed, however, that Buyer shall have no responsibility for, and Seller will be solely responsible for, any Tax payable on any income or gain of Seller arising from the sale of the Purchased Assets and Inventory or otherwise arising under this Agreement. Notwithstanding the foregoing, Seller hereby agrees to indemnify, pursuant to the terms of Article IX hereof, and hold Buyer harmless against any Liability resulting from any noncompliance by Seller with the provisions of any applicable bulk sale or bulk transfer laws. Each Party shall make all commercially reasonable efforts and take such commercially reasonable actions to avail itself of all available exemptions to or reductions of such Transfer Taxes as reasonably requested by the other Party, and shall otherwise cooperate with the other Party to avail itself of such exemptions to or reductions available pursuant to Applicable Law.

          (d) Each Party shall be responsible for and shall pay all Taxes payable on any payments made to such Party by the other Party, except as is otherwise set forth in Section 8.9(b).

          (e) If subsequent to the payment by the Buyer to Seller any amounts paid hereunder are determined to be subject to withholding taxes by any taxing jurisdiction and payment of such taxes is required by the Buyer, Seller agrees to reimburse Buyer for such amounts assessed and paid plus interest.

          (f) Seller shall promptly after the Closing prepare and file all reports and Returns required by Tax Law relating to the Product Business, the Purchased Assets, the Inventory and the Product as owned or operated by Seller prior to and including the Effective Time.

     SECTION 8.11. NOTICE TO CUSTOMERS. Seller agrees to cooperate with Buyer, at Buyer's reasonable request, in the notification to customers of the transactions contemplated by this Agreement and Seller agrees not to notify any customer of such transactions without the consent of Buyer. Such notification shall be in such form as is reasonably satisfactory to both Buyer and Seller as agreed to prior to Closing.

     SECTION 8.12. ASSISTANCE IN SUPPLY OF INFERGEN. From and after the Effective Time, Buyer shall supply to Seller any amount of Infergen reasonably requested by Seller solely for purposes of Seller's completion of its ongoing clinical trials with respect to the combination of Infergen with the pharmaceutical product currently marketed by Seller under the trademark Actimmune(R); provided, however, Seller shall pay Buyer for all such Infergen.

     SECTION 8.13. ADVERSE EXPERIENCE REPORTS. At a mutually agreed upon time after the Effective Time, Seller shall provide Buyer with information relating to the investigation and reporting of all adverse experiences regarding Infergen, including with respect to the use of Infergen in both clinical studies, as well as spontaneous reports, prior to the Effective Time and all other information which is materially relevant to the safe use of Infergen in Seller's possession as of the Effective Time. After the Effective Time, Seller shall promptly submit to Buyer all adverse drug experience information or customer complaints brought to the attention of Seller in respect of Infergen, as well as any material events and matters concerning or affecting the safety or efficacy of Infergen. After the Effective Time, Buyer shall have all responsibility for required reporting of adverse experiences for Infergen.

     SECTION 8.14. REGULATORY MATTERS.

          (a) Except as expressly set forth in Section 8.7, from and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for
(i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of the Regulatory Approvals, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority (whether Infergen is sold before or after transfer of such Regulatory Approval), (ii) taking all actions and conducting all communication with third parties in respect of Infergen sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences in respect of Infergen sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

          (b) From and after the Effective Time, Seller promptly (and in any event within the time periods required by Law) shall notify Buyer within three
(3) Business Days if Seller receives a complaint or a report of an adverse drug experience in respect of Infergen. In addition, Seller shall cooperate with Buyer's reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to Infergen sold by Seller.

          (c) From and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Infergen sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of units of Infergen sold by Seller deemed necessary by Seller in its reasonable discretion; provided, however, that Seller shall reimburse Buyer for the reasonable expenses and costs of conducting recalls relating to Infergen sold by or on behalf of Seller prior to the Closing, including the costs of notifying customers, the costs associated with shipment of such recalled Infergen, the price paid for such Inventory, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Buyer in the event that a recall of Infergen sold by Seller is necessary.

          (d) Seller shall, within fifteen (15) days of the Closing, notify the FDA of the transfer of the Regulatory Approvals to Buyer in accordance with all Applicable Laws.

     SECTION 8.15. DIFFERENTIATION OF PRODUCT. From and after the Effective Time, Buyer shall institute appropriate procedures to ensure that products and goods of the Product Business manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods of the Business manufactured, finished or sold by, or on behalf of, Seller.

     SECTION 8.16. [***]. Seller hereby grants to Buyer the [***] with respect to the Nektar Agreements:

          (a) At any time prior to the commencement of the [***], provided that Seller shall have incurred documented expenses of at least [***] in connection with its continued clinical development of a pegylated formulation of alfacon-1 as contemplated under the Nektar Agreements, Seller may [***] ("[***]") to Buyer. Buyer will have [***] ([***]) [***] following receipt of the [***] to inform Seller in writing whether it intends to [***] (the "[***]") to [***] and [***] (the "[***]") and to [***] for [***] as listed in [***]. If Buyer elects to [***], Buyer shall pay Seller an amount equal to [***]% of Seller's documented expenses directly incurred in connection with the development of the pegylated formulation of Infergen between the time of Closing and the [***] date. Such expenses will not include any allocation of overhead of Seller. During such [***] ([***])-[***] period, Seller will cooperate with Buyer in connection with any reasonable inquiries Buyer may have with respect to the clinical development program or the [***] of the [***]. In the event Buyer determines to [***] the [***], the parties will cooperate to close the [***] and [***] as soon as practicable following delivery of the [***]. Buyer shall be responsible for any and all obligations arising [***] after the [***].

          (b) If Seller determines to [***] from a [***] to [***] any of the [***], Seller shall, promptly after making such determination, [***] (an "[***]") [***]. The


                                      -43-      CONFIDENTIAL TREATMENT REQUESTED

[***] shall disclose in reasonable detail the proposed [***] and will [***], [***] on [***] to those contained in the [***]. Buyer may elect to [***] on the [***] contained in the [***] by delivering [***] of such [***] to Seller within sixty (60) Business Days after delivery of the [***]. If Buyer elects to [***], the [***] of such [***] shall be consummated as soon as practicable following Buyer's [***] of the [***]. Seller will afford Buyer with reasonable access to all necessary information for Buyer to conduct any due diligence investigation Buyer reasonably determines to be necessary or appropriate in [***]. In the event Buyer determines [***] to [***] the [***], Seller may [***] with the [***] identified in the [***] on the terms and conditions specified in the [***] set forth in this Section 8.16 shall be of no further force or effect.

          (c) If Seller in good faith determines to terminate its rights under the Nektar Agreements, Seller shall, promptly after making such determination, deliver a written notice to Buyer.

     SECTION 8.17. BOOKS AND RECORDS. At the Closing, or as soon as possible thereafter, Seller shall transfer to Buyer the original copies of the Product Records. Seller may retain one archival copy of the Product Records and Contracts solely for archival purposes or as required by Applicable Law.

     SECTION 8.18. NON-EXCLUSIVE LICENSE. In the event Seller receives approval from the FDA of a product with labeling providing for combination use of Infergen and Actimmune, Seller hereby grants to Buyer an irrevocable, fully paid-up, royalty-free, perpetual, transferable, non-exclusive license in the Territory to any Intellectual Property covering such combination therapy. Furthermore, Seller hereby grants to Buyer an irrevocable, fully paid-up, royalty-free, perpetual, transferable, non-exclusive license to any Intellectual Property owned or controlled by Seller related to the Product which is not derived from the Amgen Agreements, and which is not assigned, transferred or exclusively licensed to Buyer under this Agreement, if any; provided, however, that any such license shall be limited to such rights as are necessary to make, use, practice, market, sell or otherwise commercialize the Product in the Territory for any purpose or approved indication, including any future approved indication, or as are necessary to exercise or practice any rights, obligations or other licenses under this Agreement.

     SECTION 8.19. ASSISTANCE REGARDING REQUIRED SEC FINANCIAL DISCLOSURES.

          (a) Seller shall cause to be prepared and delivered to Buyer, on or before forty five (45) days following the Closing, an audited income statement, statement of cash flow and balance sheet for the Product Business as of and for the twelve month period ending December 31, 2005 (the "2005 Audited Financials"). Buyer hereby agrees to reimburse Seller for one-half of Seller's costs and expenses associated with preparing the 2005 Audited Financials.


                                      -44-      CONFIDENTIAL TREATMENT REQUESTED

          (b) In addition to the foregoing, upon Buyer's request, Seller shall from time to time prior to and after Closing provide Buyer with such financial information relative to Seller, Infergen and/or the Product Business as Buyer may reasonably require in order for Buyer to comply with Buyer's financial disclosure obligations under the rules and regulations of the Securities and Exchange Commission relative to Buyer's acquisition of the Product. Notwithstanding the foregoing, Seller shall not be required to generate new financial reports or analysis, or reformat existing reports or analysis, but rather shall only be required to provide the required financial information to Buyer in the form currently maintained by Seller.

                         ARTICLE IX -- INDEMNIFICATION

     SECTION 9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Other than the representations and warranties contained in Section 3.2, which shall survive indefinitely, and those in Section 3.9 and Section 3.10, which shall survive for any applicable statute of limitations, all representations and warranties made in this Agreement or any Ancillary Agreement by Buyer or Seller shall survive the execution and delivery of this Agreement or the applicable Ancillary Agreement and shall remain in full force and effect for a period of eighteen
(18) months following the Closing Date (unless a different applicable time period is set forth in such representation, warranty or covenant), and shall be deemed to have been relied upon by each other party hereto, notwithstanding any investigation made by or on behalf of such party; provided that if notice of any claim for indemnification is given pursuant to Section 9.3 prior to such time and such notice describes with specificity the circumstances with respect to which such indemnification relates, such indemnification claim shall survive until such time as such claim is finally resolved.

     SECTION 9.2. INDEMNIFICATION.

          (a) Seller's Indemnification Obligations. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, agents, and employees (collectively, the "Buyer Indemnitees") from and against any and all losses, liabilities, claims, damages (including consequential damages), expenses (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value (collectively, "Buyer Losses") to the extent that such Buyer Losses are based on, result from or arise in connection with:

          (i) the breach of any representation or warranty made by Seller or a Seller Indemnitee in this Agreement or any Ancillary Agreement;

          (ii) any failure of Seller or a Seller Indemnitee to duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Seller or a Seller Indemnitee pursuant to this Agreement or any Ancillary Agreement;

          (iii) the Excluded Liabilities;

          (iv) the operation of Seller's business, including the Product Business prior to the Closing (except with respect to Assumed Liabilities relating to such pre-Closing operation); or

          (v) any Liability of Seller under the Amgen Agreements arising prior to the Effective Time (including any Liability arising out of Seller's operations prior to the Effective Time irrespective of when such Liability is first asserted).

provided, however, that Seller shall not be obligated to indemnify, defend or hold harmless any Buyer Indemnitee under this Section 9.2(a) for any Buyer Losses incurred by a Buyer Indemnitee to the extent arising out of or principally attributable to: (A) any act or omission by a Buyer Indemnitee, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of such Buyer Indemnitee, or (B) the breach of any representation or warranty made by Buyer or a Buyer Indemnitee in this Agreement or any Ancillary Agreement, or (C) any failure of Buyer or a Buyer Indemnitee duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Buyer or a Buyer Indemnitee pursuant to this Agreement or any Ancillary Agreement, or (D) the Assumed Liabilities.

          (b) Buyer's Indemnification Obligations. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, agents and employees (collectively, the "Seller Indemnitees") from and against any and all losses, liabilities, claims, damages, expenses (including costs of investigation and defense and reasonable attorneys' fees and expenses), or diminution of value (collectively, "Seller Losses") to the extent that such Seller Losses are based on, result from, or arise in connection with:

          (i) the breach of any representation or warranty made by Buyer or a Buyer Indemnitee in this Agreement or any Ancillary Agreement;

          (ii) any failure of Buyer or a Buyer Indemnitee duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Buyer or a Buyer Indemnitee pursuant to this Agreement or any Ancillary Agreement;

          (iii) the Assumed Liabilities;

          (iv) the operation by Buyer of the Product Business following the Closing; or

          (v) any Liability of Buyer under the Amgen Agreements arising from and after the Effective Time.

provided, however, that Buyer shall not be obligated to indemnify, defend or hold harmless any Seller Indemnitee under this Section 9.2(b) from any Seller Claim or for any Seller Losses incurred by a Seller Indemnitee to the extent arising out of or principally attributable to: (A) any act or omission by a Seller Indemnitee, which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of such Seller Indemnitee, or (B) the breach of any representation or warranty made by Seller or a Seller Indemnitee in this Agreement or any

Ancillary Agreement, or (C) any failure of Seller or a Seller Indemnitee to duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Seller or a Seller Indemnitee pursuant to this Agreement or any Ancillary Agreement, or (D) the Excluded Liabilities.

     SECTION 9.3. INDEMNIFICATION PROCEDURES.

          (a) In the event a Party's right to indemnification hereunder arises out of or results from a Third Party claim (a "Third Party Claim"), each indemnified Party (the "Indemnified Party") shall notify the indemnifying Party (the "Indemnifying Party") in writing (and in reasonable detail) of the Third Party Claim within twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim (the "Indemnification Claim Notice"), or otherwise becoming aware of the existence or threatened existence thereof. Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an Indemnified Party hereunder except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure to give notice.

          (b) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee's claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.3(c) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys' fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

          (c) Without limiting Section 9.3(b), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (A) the employment thereof has been specifically authorized in advance by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3(b) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof).

          (d) With respect to any Buyer Losses or Seller Losses, as the case may be, relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise materially adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Buyer Losses or Seller Losses, as the case may be, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate; provided, however, that the Indemnifying Party shall have obtained a full release from such Third Party in connection with any such settlement or disposition. With respect to all other Buyer Losses or Seller Losses, as the case may be, in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Buyer Losses or Seller Losses, as the case may be; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Buyer Losses or Seller Losses, as the case may be, by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.

          (e) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnified Party controls the defense of the claim, the Indemnifying Party shall cooperate with the Indemnified Party on the terms described above.

     SECTION 9.4. LIMITATIONS.

          (a) The indemnification provided for in Section 9.2(a)(i) and Section 9.2(a)(ii) shall not apply unless and until the aggregate Buyer Losses for which Buyer seeks or has sought indemnification hereunder, as stated in one or more claim notices, exceed a cumulative aggregate of $[***] (the "Basket"), in which case the right to recover Buyer Losses shall apply to the full amount of the Basket, and in no event shall the aggregate liability of Seller for Buyer Losses pursuant to Sections 9.1(a)(i) and (ii) exceed $[***] (the "Buyer's Cap"); provided, however, that neither the Basket, nor the Buyer's Cap, shall apply to any indemnification claim (i) involving fraud or willful misrepresentation on the part of Seller, (ii) based upon a breach of Sections [***], or (iii) under Section [***].

          (b) The indemnification provided for in Section 9.2(b)(i) and (ii) shall not apply unless and until the aggregate Seller Losses for which Seller seeks or has sought indemnification hereunder, as stated in one or more claim notices, exceed the Basket, in which case the right to recover Seller Losses shall apply to the full amount of the Basket, and in no event shall the aggregate liability of Buyer for Seller Losses pursuant to Sections 9.2(b)(i) and (ii) exceed $[***] ("Seller's Cap"); provided, however, that neither the Basket nor the Seller's Cap shall apply to any indemnification claim (i) involving fraud or willful misrepresentation on the part of Buyer, (ii) based upon a breach of Sections [***], or (iii) under Section [***].

          (c) Nothing in this Agreement shall (i) limit the right of any Party to seek specific performance of, or equitable relief with respect to, another Party with respect to a breachof any covenant or agreement set forth in this Agreement or (ii) be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or in equity based on any claim of fraud.

     SECTION 9.5. RIGHT OF SETOFF. Buyer may setoff any amount to which it is entitled under this Article IX against amounts otherwise payable to Seller hereunder or under the Ancillary Agreements, provided that any amount to be setoff is reasonably determined in good faith and is no greater than any amount to which Buyer is entitled to under this Article IX. Neither the exercise nor the failure to exercise such right of setoff shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

                      ARTICLE X -- MISCELLANEOUS PROVISIONS

     SECTION 10.1. CONFIDENTIALITY AND PUBLICITY.

          (a) The Mutual Confidential Disclosure between Seller and Buyer, dated July 14, 2005 (the "Confidentiality Agreement") is hereby incorporated in this Agreement as though fully set forth herein. All Information provided to Recipient (or its representatives or Affiliates) by the Discloser (or its representatives or Affiliates), as the case may be, shall be shall be subject to and treated in accordance with the terms of the Confidentiality Agreement. As used in this Section 10.1, the terms "Information", "Recipient" and "Discloser" shall have the meanings


                                      -49-   ***CONFIDENTIAL TREATMENT REQUESTED
assigned to such terms in the Confidentiality Agreement. Upon the Effective Time, the Confidentiality Agreement shall expire and be of no further force and effect with respect to all Information relating to the Product Business, the Purchased Assets or the Assumed Liabilities; provided, however, such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Seller's or Buyer's ability to seek damages, or any other remedy available to Seller or Buyer, as appropriate, with respect to a violation by such other Party (or its Affiliates or representatives) of the Confidentiality Agreement prior to or after the Effective Time. Upon and after the Effective Time, the Confidentiality Agreement shall remain in full force and effect pursuant to its terms with respect to all other Information that does not relate to the Product Business, the Purchased Assets or the Assumed Liabilities.

          (b) From and after the Effective Time, all Information exclusively concerning the Product Business, the Purchased Assets and the Assumed Liabilities (the "Buyer Proprietary Information") shall be used by Seller solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with Applicable Law, and for no other purpose. Seller shall not disclose, or permit the disclosure of, any of the Buyer Proprietary Information to any Person except those Persons to whom such disclosure is necessary to permit Seller to perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with Applicable Law. Seller shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Seller or any of their Affiliates to treat, the Buyer Proprietary Information as confidential, using the same degree of care as Seller normally employ to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

          (c) All Information obtained by Buyer (or its Affiliates or Representatives) from Seller (or its Affiliates or Representatives) other than the Buyer Proprietary Information (the "Seller Proprietary Information") shall be used by Buyer solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with Applicable Law, and for no other purpose. Buyer shall not disclose, or permit the disclosure of, any of Seller Proprietary Information to any person except those persons to whom such disclosure is necessary to permit Buyer's perform its obligations, exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with Applicable Law. Buyer shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Buyer or any of their Affiliates to treat, Seller Proprietary Information as confidential, using the same degree of care as Buyer normally employ to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

          (d) In the event either Party is requested pursuant to, or required by, Applicable Law to disclose any of the other Party's proprietary information (i.e., Seller Proprietary Information or Buyer Proprietary Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party's sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will co-operate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such proprietary information may furnish it as requested or required pursuant to Applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by a reasoned opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such proprietary information.

          (e) No public announcement or other disclosure concerning the existence of, terms, or subject matter of this Agreement (and any Ancillary Agreement) and the transactions contemplated hereby and thereby shall be made, either directly or indirectly, by any Party, without first obtaining the approval of the other Party and agreement upon the nature and text of such public announcement or other disclosure which such agreement and approval shall not be unreasonably withheld. The Party desiring to make any such public announcement or other disclosure (including those which are legally required) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be not less than fifteen (15) days (or such shorter period as the Parties may agree upon in writing, or such shorter period applicable to those public announcements or other disclosure which are legally required) prior to release of such proposed public announcement or other disclosure, and shall provide the other Party with a written copy thereof in order to allow such other Party to comment upon such public announcement or other disclosure. Each Party agrees that it shall co-operate fully with the other with respect to all disclosures regarding this Agreement and any Ancillary Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

          (f) Nothing in this Section 10.1 shall be construed as preventing or in any way inhibiting either Party from complying with Applicable Law governing activities and obligations undertaken pursuant to this Agreement, in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other Party, subject to Section 10.1(e).

     SECTION 10.2. NOTICES. Notices required or permitted under this Agreement shall be in writing and sent by overnight express mail (e.g., FedEx), or by facsimile confirmed by overnight express mail (e.g., FedEx), (failure of such confirmation shall not affect the validity of such notice by facsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a facsimile of the receiving Party submitting its receipt of such notice)) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the
Parties:

     If to the Seller:
          InterMune, Inc.
          3280 Bayshore Boulevard
          Brisbane, California 94005
          Attention: General Counsel
          Fax: (415) 466-2364

     with a copy to:
          Latham & Watkins LLP
          12636 High Bluff Drive, Suite 400
          San Diego, California 92130
          Attention: Faye H. Russell, Esq.
          Fax: (858) 523-5450

     If to the Buyer:
          Valeant Pharmaceuticals North America
          3300 Hyland Avenue
          Costa Mesa, California 92626
          Attention: General Counsel
          Fax: (714) 641-7206

     with a copy to:
        Winstead Sechrest & Minick P.C.
        1201 Elm, 5400 Renaissance Tower
        Dallas, Texas 75270
        Attention: Mark G. Johnson, Esq.
        Fax: (214) 745-5390

     SECTION 10.3. MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument executed by the Parties hereto specifically referencing this Agreement.

     SECTION 10.4. EXPENSES. All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be paid by the Party incurring such expenses.

     SECTION 10.5. ENTIRE AGREEMENT. The agreement of the Parties, which is comprised of this Agreement, the Ancillary Agreements, the Confidentiality Agreement, the schedules and the documents referred to herein, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All Schedules, appendices, and exhibits referred to in this Agreement are incorporated herein by reference.

     SECTION 10.6. ASSIGNMENT. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party shall have the right to assign its rights and obligations under this Agreement to any of its Affiliates or to any Third Party successor to all or substantially all of (i) its entire business, or (ii) its consumer healthcare or pharmaceuticals business. In no event shall any assignment hereof to any Affiliate or Third Party be deemed to relieve the assigning Party of its liabilities or obligations to the other Party under this Agreement, and the assigning Party expressly acknowledges and agrees that it shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement.

     SECTION 10.7. THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party.

     SECTION 10.8. WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

     SECTION 10.9. SEVERABILITY. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original intent.

     SECTION 10.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

     SECTION 10.11. HEADINGS. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

     SECTION 10.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the Parties agrees to accept and be bound by facsimile signatures hereto.

     SECTION 10.13. FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of materials or utilities, vendor failure to supply, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

     SECTION 10.14. RELATIONSHIP OF THE PARTIES. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Buyer and Seller. Except as otherwise expressly provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

     SECTION 10.15. ARBITRATION. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the Parties arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article IX hereof, or the breach thereof, the Parties agree that such dispute shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. Within 45 days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrators. Failing such agreement, the AAA will design and the Parties will follow procedures that meet such a time schedule. The arbitrators (i) shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement but shall specify rules sufficient to allow reasonable discovery by the Parties; (ii) shall establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all confidential information of the Parties be kept confidential and be used for no purpose other than the arbitration; (iii) shall have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity; and (iv) shall issue all decisions in writing. The place of arbitration shall be San Francisco, California, and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' fees and any administrative fees of arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

                    [Signatures appear on the following page]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

INTERMUNE, INC.


/s/ Daniel G. Welch
-------------------------------------
By: Daniel G. Welch
Title: President and
       Chief Executive Officer


VALEANT PHARMACEUTICALS NORTH AMERICA


/s/ Timothy C. Tyson
-------------------------------------
By: Timothy C. Tyson
Title: President